Exhibit 99.1

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company is a leading low-cost independent supplier of automotive airbag fabric and cushions, with operations in North America, Europe, South Africa and China. The following discussion should be read in conjunction with the Company’s Consolidated Financial Statements and Notes thereto, appearing elsewhere in this report. Except for the historical information contained herein, the discussions in this document contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. The Company’s actual results could differ materially from those forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under “Item 1A. Risk Factors” and, from time to time, in the Company’s other filings with the SEC and other factors that generally affect the automotive industry.

The following discussion and analysis of financial condition and results of operations is based on the Company’s Consolidated Financial Statements. A summary of significant accounting policies is disclosed in Note 2 to the Consolidated Financial Statements.

Outlook

As the automotive airbag industry has evolved, module integrators have outsourced varying portions of non-proprietary components, such as cushions, to companies such as the Company specializing in the production of individual components. The Company believes that its module integrator customers will continue to outsource a portion of their cushion requirements as they focus on the development of proprietary technologies. The Company also believes that a majority of the module integrators will purchase fabric from airbag fabric producers such as the Company. However, decreased overall demand in the automotive market may increase the likelihood of decisions by module integrator customers to curtail outsourcing and begin production of certain programs using their own facilities to better utilize their own in-house capacity.

Like the automotive supply industry generally, the Company continues to experience significant competitive pressure. The Company supplies airbag cushions and/or airbag fabric based upon releases from formal purchase orders, which are subject to periodic negotiation with respect to price and quantity. It will be necessary for the Company to pass along raw material price increases for it to maintain its levels of profitability. The Company expects that it will continue to experience competitive pressures and although it believes that it has good working relationships with its customers due to its manufacturing capabilities, quality products and service, it cannot give assurances that purchases by its module integrator customers will continue at or near their current levels.

The Company’s customers supply airbag modules to various automotive manufacturers. The automotive manufacturers have, from time to time, experienced rising inventories of unsold automobiles and trucks resulting in reduced production in 2005 in order to balance inventory levels with sales. The impact of any further sustained reductions in production, for any reason, cannot be predicted but may impact the Company’s results of operations and/or financial position adversely.

The Company experienced a reduction in sales and operating profit in the second half of 2005 due to the events noted in the immediately preceding paragraphs plus the expenses associated with the 2005 Change of Control. Management is unable to determine the duration of the reduced production, if any, in the domestic and foreign automotive industry or its effect on the Company’s results of operations and/or financial position.

Results of Operations

OVERVIEW. During 2004 and 2005, one of the Company’s largest raw materials suppliers implemented significant price increases of approximately 11% and 4%, respectively, on raw material yarn purchased for the Company’s North America airbag fabric weaving facility. The Company’s negotiations with its airbag cushion customers in North America to increase prices of certain of its products in order to preserve the Company’s profit margins on these products were only partially successful and resulted in a variety of agreements where such price increases were either agreed to or future sales price reductions were deferred. Management has estimated that the impact of increases in the cost of raw material purchases will be to increase cost of sales by approximately $2.0 million on an annual basis.

During 2005 the Company’s cushion joint venture facilities in South Africa and China continued progress towards the commercial production of automotive airbags. The China Joint Venture began commercial production in October, 2005 and continues its efforts to build its customer and product base. Sales as reported for the China Joint Venture were insignificant for 2005. The Company recognized approximately $1.5 million in pre-production activities in South Africa and China associated with its joint ventures. Pre-production expenses on a significantly lesser scale are expected to continue at the South Africa Joint Venture until commercial production begins in mid-2006.

On September 1, 2005 the Company exercised an option to acquire 49% of the ownership interests of NxGen Technologies, LLC (“NxGen”), which is in the business of designing airbags, airbag systems and inflator units. The Company exercised this option in connection with NxGen’s entry into a License and Consulting Agreement with a major automotive supplier (“Supplier”) pursuant to which NxGen granted Supplier an exclusive, worldwide, royalty-bearing license to certain of NxGen’s patents and patent know-how. The Company waived a right-of-first-refusal with respect to the license. Supplier paid NxGen an initial license fee and will owe it two additional payments, which will be treated as prepaid royalties for subsequent sales, when validation and sales targets are met. If sales exceed the volume corresponding to the prepaid royalties, Supplier will pay NxGen an additional royalty for each airbag system sold using the licensed patents and know-how. The Company recognized approximately $754,000 (net of income taxes) in equity in earnings of unconsolidated affiliate in connection with the exercise of the option and the allocation of the Company’s proportionate share of NxGen’s income from the receipt of the initial license fee from Supplier. As a result of the above and also the Company’s receipt of a distribution from NxGen, the Company recorded an asset of approximately $237,000 (which represents the Company’s ownership interest in this affiliate’s equity) in the Company’s balance sheet in investment in unconsolidated affiliate. The Company will participate in NxGen’s subsequent profits and losses pro rata in accordance with its equity ownership.

Upon closing of the stock purchase transaction described in 2005 Change of Control in Item 1 above, the Company paid bonuses of approximately $1.4 million to its former chief executive officer and chief financial officer in lieu of any special change of control bonus that was or might have been payable pursuant to employment agreements, and Zapata made a capital contribution to the Company in the aggregate amount of $1.0 million for the purpose of the Company paying additional bonuses to the Company’s executive officers and other key employees for their efforts in connection with the attempts to sell the Company and to provide management with an incentive to remain with the Company during the pendency of the stock purchase transaction. In addition, the Company recognized expenses of approximately $600,000 related to this stock purchase transaction. The Company recognized these charges in the fourth quarter of 2005.

Segments. The Company has re-assessed its segment reporting as required by SFAS 131 and the Company determined beginning in the first quarter of 2006 that its operations are conducted in two reportable segments. As a result of changes in the resource allocation decision-making process and the management of the Company in its first quarter of 2006, the Company’s management began examining its results of operations for the fabric and cushion operations separately. In doing so, the Company’s chief operating decision maker allocates resources accordingly. A description of the products and services provided by each of the reportable segments follows.

Fabric – Automotive airbag and industrial fabrics are produced in Greenville, South Carolina. A portion of automotive airbag fabric is sold to the Company’s airbag cushion facilities in North America and Europe.

Cushion – Automotive airbag cushions produced in North America, Europe, South Africa and China by cutting and assembling airbag fabric and components. Automotive airbag cushions are sold to major airbag module integrators (Tier I suppliers) who incorporate these cushions into the final airbag assembly used in motor vehicles for the global automotive markets.

Following the 2003 Change of Control, the Company’s Audit Committee and Board of Directors determined that it was in the Company’s best interest to change the Company’s fiscal year end from the last Saturday in the month of March to a calendar-based year ending December 31 to coincide with Zapata’s year end. This change was effective as of the quarter ended December 31, 2003. The Company’s operations were previously based on a fifty-two or fifty-

three week fiscal year ending on the Saturday closest to March 31. As such, the period from March 30, 2003 to December 31, 2003 consists of nine months of operations. To enhance comparability, the following table summarizes operating results of the Company and operating results expressed as a percentage of net sales for corresponding periods for the years ended December 31, 2005 and December 31, 2004 and the twelve month period ended December 31, 2003 (in thousands) (unaudited):

	Period from 1/1/05 to 12/31/05 (12 months)		Period from 1/1/04 to 12/31/04 (12 months)		Period from 12/29/02 to 12/31/03 (12 months) (unaudited)
Net sales	$220,114	100.0%	$247,883	100.0%	$247,142	100.0%
Cost of sales, including depreciation	196,693	89.4	212,167	85.6	213,571	86.4
Selling, general and administrative expenses	16,145	7.3	20,257	8.2	16,949	6.9
Expenses associated with changes of control	2,965	1.3	—	—	2,797	1.1
Other expense (income), net	538	0.2	(1,467)	(0.6)	(3,024)	(1.2)
Interest expense	682	0.3	946	0.4	2,515	1.0
Provision for income taxes	907	0.4	5,771	2.3	5,472	2.2
Minority interest in loss of consolidated subsidiaries	(605)	(0.3)	(39)	—	—	—
Equity in earnings from unconsolidated affiliate	(754)	(0.3)	—	—	—	—
Loss on discontinued operations, net of taxes	—	—	—	—	660	0.3
Net income	3,543	1.6	10,248	4.1	8,202	3.3

Twelve Months Ended December 31, 2005 Compared to Twelve Months Ended December 31, 2004

NET SALES. Net sales decreased $27.8 million, or 11.2%, to $220.1 million for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. The decrease in net sales is principally due to decreased demand in the automotive market and decisions by certain customers to curtail outsourcing and begin production of certain programs using their own facilities. The decrease in net sales contained no significant effect of changes in foreign currency exchange rates compared to the twelve months ended December 31, 2004. The cushion joint venture in China commenced sales in October 2005, contributing approximately $441,000 of net sales in the current year.

COST OF SALES, INCLUDING DEPRECIATION. Cost of sales, including depreciation (“cost of sales”) decreased $15.5 million, or 7.3%, to $196.7 million for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. The decrease in cost of sales is attributable to the decrease in net sales in the corresponding time periods, offset by increased costs of approximately $1.4 million related to the ongoing joint venture pre-production activities in South Africa and China. Cost of sales as a percentage of net sales increased to 89.4% for the twelve months ended December 31, 2005 from 85.6% for the twelve months ended December 31, 2004. The increase in cost of sales as a percentage of net sales is primarily a result of the fixed cost component of cost of sales not being reduced in proportion to the decrease in net sales in the corresponding time periods, as well as inflationary increases for raw materials and supplies as noted above and costs associated with the pre-production activities of the Company’s cushion Joint Ventures, offset by a decrease in depreciation expense of approximately $2.2 million due to the maturation of the depreciable lives of certain property, plant and equipment.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased $4.1 million, or 20.3%, to $16.1 million for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. The decrease in selling, general and administrative expenses is attributable primarily to reduced professional services costs of approximately $3.0 million, including $1.0 million for a whistleblower investigation in 2004, reduced compensation, benefits and other costs of approximately $1.8 million and reduced costs of approximately $300,000 associated with the closure of the Company’s U.K. facility in the twelve months ended December 31, 2004. These reductions in costs were partially offset by costs that the Company incurred in the twelve months ended December 31, 2005 of approximately $900,000 related to the ongoing cushion joint venture pre-production activities. Expenses from pre-production activities are expected to continue until commercial production begins at the South Africa Joint Venture, which is expected to occur in mid-2006. Selling, general and administrative expenses as a percentage of net sales decreased to 7.3% for the twelve months ended December 31, 2005 from 8.2% for the twelve months ended December 31, 2004 due to the items noted above.

EXPENSES ASSOCIATED WITH CHANGES OF CONTROL. The Company recognized expenses of approximately $3.0 million resulting from the sale of its shares by Zapata Corporation to the WLR Recovery Funds. $2.4 million of this amount was paid to certain key executives of the Company in lieu of any special change of control bonuses that were or might have been payable under employment agreements and for efforts to sell the Company and as an incentive to remain employed with the Company during the pendency of the completion of the stock transaction. The bonuses were partly funded by a capital contribution by Zapata of $1 million. In addition, the Company recognized expenses of approximately $600,000 related to this stock purchase transaction.

OTHER EXPENSE (INCOME), NET. The Company recognized other expense, net of $538,000 for the twelve months ended December 31, 2005 compared to other income, net of $1.5 million for the twelve months ended December 31, 2004. Other expense, net was realized primarily from foreign transaction gains and losses resulting primarily from the revaluation of intercompany balances between the Company’s European subsidiaries and the U.S. parent company. Net foreign transaction losses of approximately $917,000 during the twelve months ended December 31, 2005 resulted from unfavorable changes in foreign currency exchange rates of approximately 10.7% from rates prevailing at December 31, 2004. The net foreign transaction losses were partially offset by approximately $379,000 primarily by unrealized gains on its deferred compensation plan assets and interest income.

INTEREST EXPENSE. Interest expense decreased $264,000, or 27.9%, to $682,000 for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. The decrease is attributable to average outstanding debt decreasing to $6.4 million from $11.5 million, offset by the average weighted interest rate for all Company debt increasing to 5.9% from 4.2% for the twelve months ended December 31, 2005 as compared to the twelve months ended December 31, 2004. Because a substantial portion of the Company’s debt carries interest rates based on the prime rate, such increase in the Company’s average weighted interest rate is primarily attributable to increases totaling 225 basis points in the prime rate over the past 12 months. Average outstanding debt decreased for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004 due to the Company paying down long-term debt primarily from positive cash flows from operations in 2004 and 2005.

PROVISION FOR INCOME TAXES. The provision for income taxes for the twelve months ended December 31, 2005 was approximately $907,000 compared to approximately $5.8 million for the twelve months ended December 31, 2004. The Company’s effective tax rate for the twelve months ended December 31, 2005 was 29.4% compared to 36.0% for the twelve months ended December 31, 2004. The lower provision for income taxes resulted from lower income before taxes and minority interest and a lower effective tax rate for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004. The lower effective tax rate for the twelve months ended December 31, 2005 compared to the twelve months ended December 31, 2004 resulted primarily from the Company’s release of a valuation allowance in connection with the utilization of a capital loss carried back against a capital gain resulting from the sale of intangible assets associated with the sale of a former subsidiary in 2001.

MINORITY INTEREST IN LOSS OF CONSOLIDATED SUBSIDIARIES. On November 30, 2004, the Company announced that it formed the South Africa Joint Venture, and on January 4, 2005, the Company announced that it formed the China Joint Venture. The China Joint Venture began producing and selling airbag cushions in October 2005. The increase in minority interest in loss of consolidated subsidiaries from $39,000 for the twelve months ended December 31, 2004 to $605,000 for the twelve months ended December 31, 2005 resulted from establishing the China Joint Venture in 2005 and the full year of pre-production operations for both joint ventures in 2005. Minority interest in loss of consolidated subsidiaries for the twelve months ended December 31, 2005 represents the amount of loss attributable to the Company’s unaffiliated joint venture partners for one full year of pre-production activities, including the approximately two months of operating results from the China Joint Venture. Minority interest in loss of consolidated subsidiaries for the twelve months ended December 31, 2004 represents the amount of loss attributable to the Company’s unaffiliated South Africa Joint Venture partner for approximately one month of pre-production activities.

EQUITY IN EARNINGS FROM UNCONSOLIDATED AFFILIATE. The Company recognized equity in earnings from unconsolidated affiliate of $754,000 (net of income taxes of $448,000) for the twelve months ended

December 31, 2005 compared to equity in earnings from unconsolidated affiliate of $0 for the twelve months ended December 31, 2004. Equity in earnings from unconsolidated affiliate was realized primarily from the receipt of a distribution representing the Company’s share in a one-time license payment for the license of patent and related technology from NxGen in which the Company has a 49% ownership interest, partially offset by an amount to record the investment at net book value.

NET INCOME. The Company’s net income was $3.5 million for the twelve months ended December 31, 2005 compared to $10.2 million for the twelve months ended December 31, 2004. This change in net income resulted from a combination of the items discussed above.

Twelve Months Ended December 31, 2004 Compared to Twelve Months Ended December 31, 2003 (Unaudited)

NET SALES. Net sales increased approximately $741,000, or 0.3%, to $247.9 million for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003. The increase in net sales was due principally to the effect of changes in foreign currency exchange rates that increased sales as expressed in U.S. dollars by approximately $12.5 million over the amount that would have been reported based on exchange rates in effect in the twelve months ended December 31, 2003. The favorable effect of exchange rates was offset by a reduction in volume of approximately $11.8 million due to decreased demand in the overall automotive market.

COST OF SALES, INCLUDING DEPRECIATION. Cost of sales, including depreciation (“cost of sales”) decreased $1.4 million, or 0.7%, to $212.2 million for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003. Cost of sales as a percentage of net sales decreased to 85.6% for the twelve months ended December 31, 2004 from 86.4% for the twelve months ended December 31, 2003. The Company experienced a decrease in cost of sales as a percentage of net sales due to improvements in operating efficiencies and cost savings resulting from, among other things, the Company’s closure of the Company’s United Kingdom facility and transfer of production lines to lower labor cost areas in the prior year, the favorable effect of exchange rates of approximately $1.3 million, less one-time lease termination costs of approximately $400,000 associated with the closure of the Company’s United Kingdom facility. The closure of the United Kingdom facility contributed approximately $1.7 million to decreased cost of sales offset by price increases on raw material of approximately $1.4 million.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $3.3 million, or 19.5%, to $20.3 million for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003. Selling, general and administrative expenses as a percentage of net sales increased to 8.2% for the twelve months ended December 31, 2004 from 6.9% in the prior period. The increase in selling, general and administrative expenses is attributable to the following costs: approximately $300,000 in one-time charges associated with the closure of the Company’s United Kingdom manufacturing facility which includes redundancy charges and moving expenses; costs approximating $2.4 million in legal, professional and consulting expenses regarding company financing, Sarbanes-Oxley related and other compliance activities, including a $1.0 million investigation cost related to allegations raised by a former employee described under “Item 3. Legal Proceedings”; and approximately $600,000 in costs for implementation of new information systems.

EXPENSES ASSOCIATED WITH CHANGES OF CONTROL. The Company recognized expenses of approximately $2.8 million in the twelve months ended December 31, 2003 resulting from the purchase of approximately 84% of its shares by Zapata Corporation. This change of control triggered certain provisions of the Company’s Stock Option Plan, including immediate vesting of all options and an automatic change in the exercise price of a certain number of the options, which required the Company to recognize a one-time, non-recurring non-cash compensation cost of $1.4 million for the modified options. Additionally, the Company recognized expense of $1.4 million as a bonus payable to certain of its key executives under their employment agreements upon the change of control of the Company.

OTHER INCOME, NET. The Company recognized other income, net of $1.5 million for the twelve months ended December 31, 2004, as compared to other income, net of $3.0 million for the twelve months ended December 31, 2003. Other income, net is realized primarily from net foreign transaction gains resulting from the revaluation of intercompany balances between the European subsidiaries and the U.S. parent company. The Company recorded net foreign transaction gains of approximately $677,000 for the twelve months ended December 31, 2004, compared to net foreign transaction gains of $2.5 million during the comparable period in the prior period. Additionally, in 2004 the Company recognized unrealized gains on its deferred compensation plan assets of approximately $566,000. The foreign transaction gains for the twelve months ended December 31, 2004 resulted from favorable changes in foreign currency exchange rates of approximately 10.7% in the December 31, 2004 exchange rates as compared to those at December 31, 2003.

INTEREST EXPENSE. Interest expense decreased $1.6 million, or 62.4%, to $946,000 for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003. The decrease is attributable both to a decrease in average interest rates from 5.4% to 4.2% and a decrease in average outstanding debt from $29.1 million to $11.5 million for 2004 as compared to 2003. Average outstanding debt decreased for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003 due to the Company paying down long-term debt primarily from positive cash flows from operations in 2003 and 2004.

PROVISION FOR INCOME TAXES. The provision for income taxes increased $299,000 for the twelve months ended December 31, 2004 compared to the twelve months ended December 31, 2003 due in part to an increase of $1.6 million in pre-tax income compared to the prior year. The Company’s effective tax rates for the twelve months ended December 31, 2004 and December 31, 2003 were 36.0% and 38.2%, respectively. The lower effective tax rate for the twelve months ended December 31, 2004 is a result of the payment of deductible foreign taxes in that year.

MINORITY INTEREST IN LOSS OF CONSOLIDATED SUBSIDIARIES. On November 30, 2004, the Company announced that it had formed the South Africa Joint Venture with a minority interest partner for the production in South Africa of automotive airbag cushions and, as of December 31, 2004, commercial production had not begun. The amount of minority interest in loss of consolidated subsidiaries of $39,000 for the twelve months ended December 31, 2004 represents the amount of loss attributable to the Company’s unaffiliated South Africa Joint Venture minority interest partner for approximately one month of pre-production activities.

LOSS ON DISCONTINUED OPERATIONS, NET OF TAXES. No impacts from discontinued operations were recorded during the twelve month period ended December 31, 2004 as the Company had sold all remaining discontinued operations before December 28, 2002. Loss on disposition of discontinued operations, net of taxes was $660,000 for the twelve months ended December 31, 2003. The loss was principally due to the sale of the Company’s former subsidiary, Galion, Inc., the Company’s metal and defense related product business, on December 23, 2002 and included the recognition of an income tax provision of approximately $660,000 related to an adjustment of the deferred tax liabilities of these discontinued operations.

NET INCOME. The Company’s net income was $10.2 million for the twelve months ended December 31, 2004, compared to net income of $8.2 million for the twelve months ended December 31, 2003. Earnings in the current and prior periods were a result of the items discussed above.

Segment Results of Operations

The following table reconciles segment sales and earnings before taxes to consolidated sales and earnings before taxes for December 31, 2005, 2004 and 2003. See Note 7 to the consolidated financial statements for the reconciliation of segment sales and earnings before taxes to consolidated amounts and a description of segment earnings before taxes for the periods presented

(In thousands)	Year ended December 31, 2005	Year ended December 31, 2004	12 months ended December 31, 2003 (unaudited)
Sales:
Fabric	$48,902	$54,773	$57,344
Cushion	171,212	193,110	189,798

	$220,114	$247,883	$247,142

Earnings before taxes:
Fabric	$669	$5,851	$9,873
Cushion	10,582	18,450	15,749

Segment earnings before taxes	11,251	24,301	25,622
Corporate	(8,160)	(8,321)	(11,288)

Earnings before taxes	$3,091	$15,980	$14,334

Fabric

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

SALES. Sales for the fabric segment decreased $5.9 million, or 10.7%, to $48.9 million for the year ended December 31, 2005 compared to the year ended December 31, 2004. The decrease in sales resulted primarily from decreased demand in the North America automotive market for platforms utilizing the Company’s products and increased competition from new fabric producers.

EARNINGS BEFORE TAXES. Earnings before taxes for the fabric segment decreased $5.2 million, or 88.6%, to $669,000 for the year ended December 31, 2005 compared to the year ended December 31, 2004. The decrease in earnings before taxes resulted primarily from the decrease in sales described above, along with the fixed cost component of cost of sales not being reduced in proportion to the decrease in sales in the corresponding time period.

Year Ended December 31, 2004 Compared to Twelve Months Ended December 31, 2003 (Unaudited)

SALES. Sales for the fabric segment decreased $2.6 million, or 4.5%, to $54.8 million for the year ended December 31, 2004 compared to the twelve months ended December 31, 2003. The decrease in sales resulted primarily from decreased demand in the North American automotive market and declining volumes on some of the Company’s fabric programs for airbag module platforms.

EARNINGS BEFORE TAXES. Earnings before taxes for the fabric segment decreased $4.0 million, or 40.7%, to $5.9 million for the year ended December 31, 2004 compared to the twelve months ended December 31, 2003. The decrease in earnings before taxes resulted primarily from the decrease in sales described above, along with the fixed cost component of cost of sales not being reduced in proportion to the decrease in sales in the corresponding time period and price increases on raw material of approximately $1.4 million.

Cushion

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

SALES. Sales for the cushion segment decreased approximately $21.9 million, or 11.3%, to $171.2 million for the year ended December 31, 2005 compared to the year ended December 31, 2004. The decrease in net sales is principally due to decreased demand in the automotive market and decisions by certain customers to curtail outsourcing and begin production of certain programs using their own facilities. The decrease in net sales contained no significant effect of changes in foreign currency exchange rates compared to the twelve months ended December 31, 2004. The China Joint Venture commenced sales in October 2005, contributing approximately $441,000 of net sales in the current year.

EARNINGS BEFORE TAXES. Earnings before taxes for the cushion segment decreased $7.9 million, or 42.6%, to $10.6 million for the year ended December 31, 2005 compared to the year ended December 31, 2004. The decrease in earnings before taxes resulted primarily from the decrease in sales described above combined with pre-production expenses at the China and South Africa Joint Ventures, cost increases for raw materials, increased professional services costs and offset by a decrease in depreciation expense. Expenses from pre-production activities are expected to continue until commercial production begins at the South Africa Joint Venture, which is expected to occur in mid-2006.

Year Ended December 31, 2004 Compared to Twelve Months Ended December 31, 2003 (Unaudited)

SALES. Sales for the cushion segment increased approximately $3.3 million, or 1.7%, to $193.1 million for the year ended December 31, 2004 compared to the twelve months ended December 31, 2003. The increase in net sales was due principally to the effect of changes in foreign currency exchange rates that increased sales as expressed in U.S. dollars by approximately $12.5 million over the amount that would have been reported based on exchange rates in effect in the twelve months ended December 31, 2003. The favorable effect of exchange rates was offset by a reduction in volume of approximately $9.2 million due to decreased demand in the overall automotive market for the Company’s products.

EARNINGS BEFORE TAXES. Earnings before taxes for the cushion segment increased $2.7 million, or 17.2%, to $18.5 million for the year ended December 31, 2004 compared to the twelve months ended December 31, 2003. The increase in earnings before taxes resulted primarily from improvements in operating efficiencies and cost savings resulting from, among other things, the Company’s closure of the Company’s United Kingdom facility and transfer of production lines to lower labor cost areas in the prior year, as well as the favorable effect of exchange rates of approximately $1.3 million, net of one-time lease termination costs of approximately $400,000 associated with the closure of the Company’s United Kingdom facility. The closure of the United Kingdom facility contributed approximately $1.7 million to earnings before taxes.

Seasonality and Inflation

The automotive operations are subject to the seasonal characteristics of the automotive industry in which there are generally seasonal plant shutdowns in the third and fourth quarters of each calendar year. Excluding the impact of the increase in raw material cost noted above, the Company does not believe that its operations to date have been materially affected by inflation.

Liquidity and Capital Resources

It is expected that the Company’s equipment and working capital requirements will continue to increase in order to support the expansion in its joint ventures and of other existing production capabilities and/or development of operations. The Company expects to fund its liquidity requirements through a combination of cash flows from operations, equipment financing, use of the Company’s line of credit and new financing as management deems necessary (see below).

Cash Flows

Net cash provided by operating activities was approximately $6.9 million for the twelve months ended December 31, 2005, compared to cash provided by operating activities of $13.4 million in the comparable period in the prior year. This decrease in cash provided by operating activities in 2005 resulted principally from a decrease in the Company’s net income combined with negative changes in working capital primarily from the payment of income taxes offset primarily by the non-cash addition for depreciation and amortization. During the twelve months ended December 31, 2005, two now former employees who were participants in the Company’s executive deferred compensation plan elected to withdraw monies from the plan as permitted by its terms. The withdrawals provided approximately $306,000 in net cash as a result of the recovery of Company-matching funds held in the deferred compensation plan. The cash provided by operating activities in 2004 resulted principally from income from operations combined with non-cash additions of depreciation offset by increases in accounts receivable and inventories and a decrease in accounts payable. The increase in accounts receivable in 2004 is due primarily to a change in payment terms with a significant customer in return for foregoing early payment discounts, and the decrease in accounts payable resulted primarily from a change in payment terms with a significant supplier in return for prompt payment discounts.

Net cash used in investing activities was approximately $7.4 million for the twelve months ended December 31, 2005, compared to approximately $6.5 million for the comparable period in the prior year. Capital expenditures in the current and prior years were necessitated primarily by new programs awarded by customers, as well as investment in information technology and production equipment replacements and upgrades. Additionally, the Company recorded a $237,000 investment in a minority interest in NxGen Technologies, LLC as it acquired a 49% ownership interest in NxGen as previously described. In 2005 the Company’s annual capital expenditures were approximately $7.1 million. The Company currently expects to spend approximately $12.0 million on capital expenditures in 2006 primarily to purchase assets necessary to support new programs awarded by customers and to fund its joint venture operations.

Net cash provided by financing activities was approximately $763,000 in the twelve months ended December 31, 2005, compared to net cash used in financing activities of approximately $8.8 million for the comparable period in the prior year. Net cash provided by financing activities for the twelve months ended December 31, 2005 resulted primarily from a $1 million capital contribution from Zapata in connection with its sale of the Company’s shares to the WLR Recovery Funds, which was used to pay management bonuses. The Company used cash flows from operations and net borrowings on the Company’s credit facilities to pay down its other debt and long-term obligations.

The activities discussed above in conjunction with the unfavorable effects of foreign exchange rates of $376,000, resulted in a net decrease in cash and cash equivalents of approximately $97,000 in the twelve months ended December 31, 2005.

The Company’s capital expenditure and working capital requirements are expected to be funded through a combination of cash flows from operations, equipment financing and use of the Company’s current and future credit facilities. The Company’s Wachovia Facilities described below expire in October 2006. Although no assurances can be provided, the Company’s management believes that it will be able to renegotiate or replace these facilities prior to their expiration and maturity with amended or new facilities on comparable terms. These sources are considered to be adequate to fund the Company’s requirements for at least the next twelve months and the Company does not foresee these sources being inadequate beyond such period.

Credit Facilities

The Company has a credit facility with Wachovia Bank, National Association (“Wachovia”), successor by merger to Congress Financial Corporation (Southern), that is composed of an aggregate $35.0 million revolving credit facility (the “Wachovia Revolver”) expiring October 8, 2006, and two-term loans. Accordingly, the Company has classified the entire amount outstanding under the Wachovia Facilities in current portion of long-term debt on the Company’s Consolidated Balance Sheets at December 31, 2005. Under the Wachovia Revolver, the Company may borrow up to the lesser of (a) $35.0 million or (b) 85% of eligible accounts receivable, plus 60% of eligible finished goods, plus 50% of eligible raw materials. The amount outstanding under the Wachovia Revolver at December 31, 2005 was $2.3 million. The Wachovia Revolver also includes a $5.0 million letter of credit sub-facility, of which $521,000 was utilized at December 31, 2005.

In addition, the Company has a term facility with Wachovia (the “Wachovia Term A loan”) under which $1.5 million was outstanding as of December 31, 2005 and was included in current portion of long-term debt on the Company’s consolidated balance sheets. The Wachovia Term A loan is payable in equal monthly installments of approximately $45,000, with the unpaid principal amount due on October 8, 2006. Additional amounts are not available for borrowing under the Wachovia Term A loan. The Company also has a second term loan (the “Wachovia Term B loan” and, collectively with the Wachovia Revolver and the Wachovia Term A loan, the “Wachovia Facilities”) which is undrawn and under which $4.5 million was available as of December 31, 2005. At December 31, 2005, the Company’s availability for additional borrowings (based on the maximum allowable limit) under the Wachovia Revolver and the Wachovia Term B loan was approximately $35.2 million.

The interest rate on the Wachovia Revolver and Wachovia Term A loan (the “Prime Rate loans”) is variable, depending on the amount of the Company’s Excess Availability (as defined in the Wachovia Facilities) at any particular time and the ratio of the Company’s EBITDA, less certain capital expenditures made by the Company, to certain fixed charges of the Company (the “Fixed Charge Coverage Ratio”). The Company may make borrowings based on the prime rate as described in the Wachovia Facilities (the “Prime Rate”) or the LIBOR rate as described in the Wachovia Facilities, in each case with an applicable margin applied to the rate. At December 31, 2005, the margin on Prime Rate loans was 0.0% and the margin on LIBOR rate loans was 1.75%. The Wachovia Term B loan bears interest at the Prime Rate plus 3%. The Company is required to pay a monthly unused line fee of 0.25% per annum on the unutilized portion of the Wachovia Revolver and a monthly fee equal to 1.75% per annum of the amount of any outstanding letters of credit. At December 31, 2005, the interest rate on the Wachovia Revolver and Term A loan was 7.25% per annum.

Under the Wachovia Revolver and Wachovia Term A loan, the Company is subject to a covenant that requires it to maintain a certain tangible net worth. If the Company has borrowings outstanding under the Wachovia Term B loan, it is subject to additional financial covenants that require the Company: (i) to maintain EBITDA of no less than certain specified amounts, (ii) to maintain a Fixed Charge Coverage Ratio of no less than a specified amount, (iii) to maintain a ratio of certain indebtedness to EBITDA not in excess of a specified amount, and (iv) not to make capital expenditures in excess of specified amounts. In addition, the Company would be required to repay the Wachovia Term B loan to the extent of certain excess cash flow.

The Wachovia Facilities also impose limitations upon the Company’s ability to, among other things, incur indebtedness (including capitalized lease arrangements); become or remain liable with respect to any guaranty; make loans; acquire investments; declare or make dividends or other distributions; merge, consolidate, liquidate or dispose of assets or indebtedness; incur liens; issue capital stock; or change its business. At December 31, 2005, the Company was in compliance with all financial covenants. At December 31, 2005, the Company was also in compliance with all non-financial covenants. (The Company obtained a waiver of non-compliance from Wachovia in 2003 for not dissolving an inactive subsidiary, which waiver remains in effect.) Substantially all assets of the Company are pledged as collateral for the borrowings under the Wachovia Facilities.

The Company intends to renegotiate or replace the Wachovia Facilities prior to their expiration and maturation in October 2006. Although no assurances can be provided in this regard, the Company’s management currently believes that it will be able to renegotiate or replace these facilities prior to their expiration and maturity with amended or new facilities on comparable terms. As discussed in “Item 1A. Risk Factors,” the inability to secure such financing could adversely affect the Company’s ability to procure inventory and fund other working capital needs and could have a material adverse effect on the Company’s financial position and results of operations.

Other Long-term Obligations

On March 28, 2002, the Company’s Czech Republic subsidiary and HVB Bank Czech Republic, successor to Bank Austria, entered into an amendment to its $7.5 million mortgage loan dated June 4, 1997. This amendment extended the due date of the mortgage loan for five years to expire on March 30, 2007, established an interest rate of 1.7% over EURIBOR (EURIBOR was 2.3% at December 31, 2005), requires monthly payments of interest and principal of approximately $89,000 and is secured by the real estate assets of the Company’s subsidiary in the Czech Republic. The Company has guaranteed the repayment of up to $500,000 of the obligations of this subsidiary with respect to this loan. At December 31, 2005, approximately $1.3 million was outstanding under the HVB loan.

On July 10, 1998, the Company entered into a $10.0 million financing agreement with KeyCorp Leasing, a division of Key Corporate Capital, Inc. (“KeyCorp”). The KeyCorp financing agreement had a seven-year term, bore interest at a rate of 1.25% over LIBOR, required monthly payments of approximately $150,000 and was secured by certain equipment located at the Company’s Greenville, South Carolina facility. The Company paid the KeyCorp financing agreement in full in August 2005.

In December 2005, the Company entered into a $193,000 note with GE Capital. At December 31, 2005, the outstanding balance of $193,000 was included in current portion of long-term debt on the Company’s Consolidated Balance Sheets. The GE Capital financing agreement is due in December 2006, bears an interest rate of 8.0% and is secured by production equipment.

Contractual Obligations

The following table aggregates the Company’s contractual obligations (including those described above) related to long-term debt, non-cancelable leases and other obligations at December 31, 2005.

	Payments due by Period (in thousands)
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long term debt	$5,551	$5,274	$277	$—	$—
Capital lease obligations	1,332	767	420	145	—
Operating leases	2,066	990	889	187	—

Total	$8,949	$7,031	$1,586	$332	$—

The amounts of contractual obligations set forth above include an assumed annual blended interest rate of 5.7% for long term debt and an assumed range of interest rates of between 4.8% and 6.9% for capital lease obligations.

Additionally as of December 31, 2005, the Company has remaining commitments for funding of the South Africa Joint Venture through the combination of machinery and equipment contributions and related in-kind services of approximately $940,000 and, with respect to the China joint venture agreement, the intention, but not an obligation, for funding its share of this China joint venture through possible loan or capital contributions of up to $5.1 million.

The Company has a contingent liability of $521,000 for an outstanding letter of credit for the purchase of capital equipment under its Wachovia Facilities at December 31, 2005.

Off-Balance Sheet Arrangements

As of December 31, 2005, the Company does not have any off-balance sheet arrangements that are material to its financial condition, results of operations or cash flows as defined by Item 303(a) (4) of Regulation S-K promulgated by the SEC other than the letter of credit mentioned above. The Company enters into derivative foreign contracts as noted and included below in “Quantitative and Qualitative Disclosures about Market Risk” in Item 7A of this report.

Guarantees

FASB Interpretation No. 45 provides guidance on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued and specific disclosures related to product warranties. As of December 31, 2005, the Company and various consolidated subsidiaries of the Company are borrowers under the Wachovia Facilities (as defined above) and a note payable to a bank in the Czech Republic (together, the “Facilities”). The Facilities are guaranteed by either the Company and/or various consolidated subsidiaries of the Company in the event that the borrower(s) default under the provisions of the Facilities. The guarantees are in effect for the duration of the related Facilities. The Company does not provide product warranties within the disclosure provisions of Interpretation No. 45.

Contingencies

Wachovia Capital Markets, LLC has claimed the Company owes it an investment banking fee of approximately $565,000 in connection with the stock purchase transaction described in “2005 Change of Control” in Item 1 of this annual report on Form 10-K. The Company is vigorously disputing the claim; nevertheless, in accordance with SFAS 5, “Accounting for Contingencies”, the Company has elected to record a reserve of $565,000 in current liabilities on its Consolidated Balance Sheets at December 31, 2005, and to recognize an expense of equal amount in its Consolidated Statements of Income for the year ended December 31, 2005.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, assumptions and judgments. Estimates and assumptions are based on historical data and other assumptions that management believes are reasonable in the circumstances. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of revenues and expenses during the reported period.

Judgments are based on management’s assessment as to the effect that certain estimates, assumptions or future trends or events may have on the financial condition and results of operations reported in the Consolidated Financial Statements. It is important that the reader of the financial statements understands that actual results could differ from these estimates, assumptions and judgments.

In addition, judgment is involved in determining which accounting policies and estimates would be considered as “critical”. Because the Company generally does business with large, well-established customers and the Company generally manufactures based on releases from purchase orders, the Company has not historically been, nor is it expected in the future to be, exposed to significant bad debt or inventory losses. Accordingly, the estimates of the allowance for bad debts and of inventory reserves are not considered to be critical accounting policies or estimates. Management believes the following critical accounting policies contain the most significant judgments and estimates used in the preparation of the Consolidated Financial Statements.

Foreign Currency Translation. Financial statements of substantially all of the Company’s foreign operations are prepared using the local currency as the functional currency. In accordance with SFAS No. 52, “Foreign Currency Translation,” translation of these foreign operations to United States dollars occurs using the current exchange rate as of the date of the balance sheet for balance sheet accounts and a weighted average exchange rate for results of foreign operations. Translation gains or losses are recognized in “accumulated other comprehensive income” as a component of stockholders’ equity in the accompanying consolidated balance sheets. The Company’s subsidiary in Mexico prepares its financial statements using the United States dollar as the functional currency. Since the Mexico subsidiary does not have external sales and does not own significant amounts of inventory or fixed assets, the Company has determined that the United States dollar is the appropriate functional currency. Accordingly, the translation effects of its financial statements are included in the results of operations.

The Company’s operations in Mexico, Germany, the United Kingdom, the Czech Republic, China and South Africa expose the Company to currency exchange rate risks associated with the volatility of certain foreign currencies against its functional currency, the U.S. dollar. In the fiscal year ended December 31, 2005, the impact of changes in the relationship of other currencies to the U.S. dollar resulted in the recognition of other expense, net of approximately $917,000. In the fiscal year ended December 31, 2004 and the nine month period from March 30, 2003 to December 31, 2003, the impact of changes in the relationship of other currencies to the U.S. dollar resulted in the recognition of other income, net of approximately $677,000 and $2.0 million, respectively. It is unknown what effect foreign currency rate fluctuations will have on the Company’s financial position or results of operations in the future. If, however, there were a sustained decline of these currencies versus the U.S. dollar, the Consolidated Financial Statements could be materially adversely affected.

Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Management estimates the Company’s tax assets and liabilities on a periodic basis and adjusts these balances on a timely basis as appropriate. Management believes that it has adequately provided for its future tax consequences based upon current facts and circumstances and current tax law through the establishment of reserves (approximately $525,000 at December 31, 2005) when it believes that certain tax positions are likely to be challenged and it may not fully prevail in overcoming these challenges. The Company expects to undergo examination by tax authorities of certain of its foreign income tax returns in mid-2006 and it is possible that the examination could result in assessment and payment of taxes related to these positions during 2006 or later. However, should management’s tax positions be challenged and not prevail, different outcomes could result and have a significant impact on the amounts reported in the Consolidated Statement of Operations.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company currently expects that the adoption of SFAS No. 151 in 2006 will have no material affect on its financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company currently expects that the adoption of SFAS No. 153 in 2006 will have no material affect on its financial position and results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) is effective for annual reporting periods beginning on or after June 15, 2005. The Company currently has no partially vested options remaining in any of its stock option plans and few fully vested options remain in such plans. Therefore, the Company currently expects that the adoption of SFAS No. 123(R) in 2006 will have no material affect on its financial position and results of operations with regard to its existing stock option plans. The Company’s board of directors has not developed a stock option plan at this time. Should future stock option plans be created, the award of options from such future stock option plans may have a material affect on the Company’s financial position and results of operations.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Page
REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-3

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004	F-5

Consolidated Statements of Operations for the Year ended December 31, 2005, the Year ended December 31, 2004, and the period from March 30, 2003 to December 31, 2003	F-6

Consolidated Statements of Stockholders’ Equity for the Year ended December 31, 2005, the Year ended December 31, 2004, and the period from March 30, 2003 to December 31, 2003	F-7

Consolidated Statements of Cash Flows for the Year ended December 31, 2005, the Year ended December 31, 2004, and the period from March 30, 2003 to December 31, 2003	F-8

Notes to Consolidated Financial Statements	F-9

SUPPLEMENTAL SCHEDULE:

II Valuation and Qualifying Accounts

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Safety Components International, Inc. (the “Company’) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and participation of the chief executive officer and chief financial officer, the Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment, management concludes that, as of December 31, 2005, the Company’s internal control over financial reporting is effective based on those criteria.

Management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Safety Components International, Inc.:

We have completed integrated audits of Safety Components International, Inc.’s 2005 and 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2005 and an audit of its 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedules

In our opinion, the accompanying consolidated financial statements listed in the accompanying index appearing under Item 15 present fairly, in all material respects, the financial position of Safety Components International, Inc. and its subsidiaries at December 31, 2005 and December 31, 2004, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005 and the nine-month period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Report of Management on Internal Control over Financial Reporting appearing on page F-2, that the Company maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Spartanburg,	South Carolina

March 15, 2006, except as to Note 13, as to which the date is August 28, 2006.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,087	$4,184
Accounts receivable, net	35,887	39,272
Inventories, net	25,557	26,882
Deferred income taxes	1,879	1,609
Assets held in deferred compensation plan	2,911	4,361
Prepaid and other	2,282	1,044

Total current assets	72,603	77,352

Property, plant and equipment, net	43,828	48,449
Identifiable intangible assets, net	817	1,108
Investment in unconsolidated affiliate	237	—
Other assets	869	617

Total assets	$118,354	$127,526

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$15,195	$16,828
Accrued salaries and benefits	2,981	4,270
Deferred compensation	2,475	3,666
Accrued and other current liabilities	4,766	4,486
Income taxes payable	1,361	6,715
Current portion of long-term debt	5,675	3,263

Total current liabilities	32,453	39,228

Long-term debt, net of current maturities	810	3,729
Deferred income taxes	3,696	3,635
Other long-term liabilities	319	277

Total liabilities	37,278	46,869

Commitments and contingencies
Minority interest	407	133
Stockholders' equity:
Preferred stock: 5,000,000 shares authorized and unissued	—	—
Common stock: $.01 par value per share - 20,000,000 shares authorized; 5,385,147 and 5,295,778 shares outstanding at December 31, 2005 and December 31, 2004, respectively	54	53
Additional paid-in-capital	56,545	54,660
Treasury stock: 40,322 shares at cost	(411)	(411)
Retained earnings	16,447	12,904
Accumulated other comprehensive income	8,034	13,318

Total stockholders' equity	80,669	80,524

Total liabilities and stockholders' equity	$118,354	$127,526

See notes to consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period from March 30, 2003 to December 31, 2003 (Nine Months)
Net sales	$220,114	$247,883	$183,666
Cost of sales, excluding depreciation	187,590	200,871	150,380
Depreciation	9,103	11,296	8,089

Gross profit	23,421	35,716	25,197
Selling, general and administrative expenses	16,145	20,257	13,101
Expenses associated with changes of control	2,965	—	2,797

Income from operations	4,311	15,459	9,299
Other expense (income), net	538	(1,467)	(2,275)
Interest expense	682	946	1,664

Income before income taxes, minority interest and earnings from unconsolidated affiliate	3,091	15,980	9,910
Provision for income taxes	907	5,771	3,808
Minority interest in loss of consolidated subsidiaries	(605)	(39)	—
Equity in earnings from unconsolidated affiliate	(754)	—	—

Net income	$3,543	$10,248	$6,102

Net income per common share, basic	$0.66	$1.97	$1.23

Net income per common share, diluted	$0.65	$1.94	$1.19

Weighted average number of shares outstanding, basic	5,370	5,206	4,973

Weighted average number of shares outstanding, diluted	5,447	5,294	5,119

See notes to consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands, except shares)

	Common Stock Shares Outstanding	Common Stock Amount	Common Stock Warrants	Additional Paid -in Capital	Treasury Stock Amount	(Accumulated Deficit) Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance at March 29, 2003	4,959,678	$50	$34	$50,916	$(411)	$(3,446)	$4,770	$51,913
Comprehensive income for the period from March 30, 2003 to December 31, 2003:
Net income	—	—	—	—	—	6,102	—	6,102
Foreign currency translation adjustment	—	—	—	—	—	—	4,250	4,250
Unrealized loss on derivatives	—	—	—	—	—	—	(152)	(152)
Net comprehensive income	—	—	—	—	—	—	—	10,200
Expiration of warrants	—	—	(34)	34	—	—	—	—
Issuance of common stock	77,800	1	—	1,915	—	—	—	1,916

Balance at December 31, 2003	5,037,478	$51	$—	$52,865	$(411)	$2,656	$8,868	$64,029

Comprehensive income for the year ended December 31, 2004:
Net income	—	—	—	—	—	10,248	—	10,248
Foreign currency translation adjustment	—	—	—	—	—	—	4,298	4,298
Reclassification adjustment for derivatives	—	—	—	—	—	—	152	152
Net comprehensive income	—	—	—	—	—	—	—	14,698
Issuance of common stock	258,300	2	—	1,795	—	—	—	1,797

Balance at December 31, 2004	5,295,778	$53	$—	$54,660	$(411)	$12,904	$13,318	$80,524

Comprehensive loss for the year ended December 31, 2005:
Net income	—	—	—	—	—	3,543	—	3,543
Foreign currency translation adjustment	—	—	—	—	—	—	(5,284)	(5,284)
Net comprehensive loss	—	—	—	—	—	—	—	(1,741)
Contribution of capital in connection with change of control	—	—	—	1,000	—	—	—	1,000
Issuance of common stock	89,369	1	—	885	—	—	—	886

Balance at December 31, 2005	5,385,147	$54	$—	$56,545	$(411)	$16,447	$8,034	$80,669

See notes to consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period from March 30, 2003 to December 31, 2003 (Nine Months)
Cash Flows From Operating Activities:
Net income	$3,543	$10,248	$6,102
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,257	11,449	8,195
Provision for bad debts	526	447	29
Loss on disposition of assets	141	283	541
Minority interest	(605)	133	—
Deferred taxes	(141)	(277)	(931)
Tax benefit from exercise of stock options	187	525	76
Non-cash charge associated with previous change of control	—	—	1,404
Changes in operating assets and liabilities:
Accounts receivable	517	(2,610)	6,744
Inventories	(99)	(3,329)	446
Assets held in deferred compensation plan	1,450	(1,016)	(1,942)
Prepaid and other current assets	(1,220)	1,109	1,462
Other non-current assets	220	(634)	(1,319)
Accounts payable	(679)	(7,591)	(2,294)
Income taxes payable	(5,140)	2,238	1,874
Deferred compensation	(1,191)	834	2,099
Accrued and other liabilities	136	1,561	(540)

Net cash provided by operating activities	6,902	13,370	21,946

Cash Flows From Investing Activities:
Purchases of property, plant and equipment	(7,149)	(6,547)	(2,594)
Investment in unconsolidated affiliate	(237)	—	—

Net cash used in investing activities	(7,386)	(6,547)	(2,594)

Cash Flows From Financing Activities:
Repayment of KeyBank Subordinated term note	—	—	(9,202)
(Repayment of) proceeds from Wachovia term note	(534)	(2,127)	1,604
Net borrowings on (repayments of) Wachovia revolving credit facility	2,146	(4,523)	(12,085)
Repayment of Deutsche Bank Mortgage	—	—	(2,014)
Repayments of other debt and long term obligations	(2,548)	(3,400)	(2,023)
Contribution of capital upon change of control	1,000	—	—
Proceeds from issuance of common stock	699	1,270	511

Net cash provided by (used in) financing activities	763	(8,780)	(23,209)

Effect of exchange rate changes on cash and cash equivalents	(376)	1,765	669

Change in cash and cash equivalents	(97)	(192)	(3,188)
Cash and cash equivalents, beginning of period	4,184	4,376	7,564

Cash and cash equivalents, end of period	$4,087	$4,184	$4,376

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$360	$547	$1,305
Income taxes	6,816	2,908	2,877
Supplemental disclosure of non-cash investing activity:
Equipment acquired under capital lease obligations	694	553	—

See notes to consolidated financial statements.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Note 1 Business and Basis of Presentation

Safety Components International, Inc. (including, when context requires, its consolidated subsidiaries, the “Company” or “SCI”) operates in a single segment as a manufacturer of automotive airbag fabric and cushions and technical fabrics with operations principally in North America, Europe and China.

2005 Change of Control

On September 23, 2005, Zapata Corporation (“Zapata”), the record and beneficial owner of 77.3% of the Company’s outstanding common stock, entered into a Stock Purchase Agreement with WLR Recovery Fund III, L.P. (“WLR III”) to sell to WLR III all of its 4,162,394 shares of the Company’s common stock. On September 26, 2005, Zapata, WLR III and WLR Recovery Fund II, L.P. (“WLR II” and collectively with WLR III, referred to as the “WLR Recovery Funds”) entered into Amendment No. 1 and Joinder Agreement which joined WLR II as a party to the Stock Purchase Agreement. The Amendment No. 1 provided that WLR II and WLR III shall purchase 241,419 and 3,920,975 shares of the Company’s common stock, respectively. The purchase price of $12.30 per share, or $51,197,446 in the aggregate, was paid in immediately available funds at the closing of the transaction on December 2, 2005. The WLR Recovery Funds are affiliates of Mr. Wilbur L. Ross, Jr., and W. L. Ross and Co., LLC.

As provided in the Stock Purchase Agreement and after the closing of the transaction, the Company’s board of directors elected three WLR Recovery Funds nominees to the Company’s board of directors and Zapata then caused its own representatives to resign as directors of the Company. The WLR Recovery Funds’ nominees to the Company’s board of directors are Wilbur L. Ross, Jr., Michael J. Gibbons and David H. Storper.

Upon closing of the stock purchase transaction, and in lieu of any special change of control bonus that was or might have been payable pursuant to employment agreements between the Company and each of John C. Corey, the Company’s then President and Chief Executive Officer, and Brian P. Menezes, Vice President and Chief Financial Officer, the Company paid a bonus of $994,000 to Mr. Corey and $406,000 to Mr. Menezes.

In addition, in connection with the closing of the stock purchase transaction, Zapata made a capital contribution to the Company in the aggregate amount of $1.0 million for the purpose of the Company paying bonuses to the Company’s executive officers and other key employees for their efforts in connection with the attempts to sell the Company and to provide management with an appropriate incentive to remain with the Company during the pendency of the stock purchase transaction. The Compensation Committee of the Company’s Board of Directors determined that this $1,000,000 aggregate amount be distributed as follows: $400,000 to Mr. Corey, $250,000 to Mr. Menezes, $75,000 to Stephen B. Duerk, Vice President and president of the Company’s North American Automotive Group, and $50,000 to Vick Crowley, Treasurer, with the remainder of $225,000 distributed among other key employees of the Company as recommended by the Company’s President and Chief Executive Officer. These bonus amounts paid to Messrs. Corey and Menezes were in addition to the amounts paid to them that are described in the immediately preceding paragraph. In addition, the Company recognized expenses of approximately $600,000 related to this stock purchase transaction. All of the bonus amounts and purchasing expenses have been included in the Company’s income statement in expenses associated with changes of control.

As a result of the foregoing transactions, a change of control of the Company occurred (the “2005 Change of Control”).

2003 Change of Control

On September 29, 2003, Zapata filed a Schedule 13D with the United States Securities and Exchange Commission (the “SEC”) indicating that as of September 18, 2003 it had acquired 2,663,905 shares of the Company’s common stock which then constituted approximately 53.7% of the issued and outstanding shares of such common stock. As a result, a change of control of the Company (the “2003 Change of Control”) occurred. On October 6, 2003, Zapata filed an amendment to its Schedule 13D with the SEC, indicating that it had acquired an additional 1,498,489 shares of the Company’s common stock which, together with the shares previously acquired, then constituted approximately 83.9% of the issued and outstanding common stock of the Company.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

The 2003 Change of Control triggered certain provisions of the Company’s Stock Option Plan, including immediate vesting of all options and an automatic change in the exercise price of a portion of the options to $0.01 per share. This change in exercise price constituted a modification of the Stock Option Plan and the Company was required to recognize a one-time, non-recurring compensation cost of $1.4 million for the modified options for 126,900 shares, for the nine months ended December 31, 2003. Additionally, in lieu of re-pricing their Class A stock options, the employment agreements of certain key executives included a provision for a bonus payable in the event of a change of control. The aggregate bonus paid under these provisions in connection with the 2003 Change of Control was $1.4 million and was also recognized as an expense in 2003.

Following the 2003 Change of Control, the Company’s Audit Committee and Board of Directors determined that it was in the Company’s best interest to change the Company’s fiscal year end from the last Saturday in the month of March to a calendar-based year ending December 31 to coincide with Zapata’s year end. This change was effective as of the quarter ended December 31, 2003. At a meeting on January 26, 2004, the Company’s Board of Directors appointed two designees of Zapata, Avram Glazer and Leonard DiSalvo, as members of the Company’s Board of Directors.

As a result of the above transactions, the consolidated federal income tax group of the Company that existed prior to these transactions terminated and Safety Components and its subsidiaries became members of the consolidated federal income tax group of Zapata. In the first quarter of 2004, Zapata and the Company entered into a Tax Sharing and Indemnity Agreement to define their respective rights and obligations relating to federal, state and other taxes for taxable periods attributable to the filing of consolidated or combined income tax returns as part of the Zapata consolidated federal income tax group.

Due to exercises of options to purchase common stock of the Company, on or about March 31, 2004, the number of shares of common stock outstanding increased and, as a result, Zapata’s ownership was reduced to less than 80%. As a result of Zapata’s ownership of the company’s outstanding common stock falling below 80%, Zapata could not consolidate the Company into Zapata’s consolidated income tax returns for periods subsequent to the first quarter of 2004. Under the Tax Sharing and Indemnity Agreement, the Company was consolidated into Zapata’s tax filing group for the fourth calendar quarter of 2003 and the first calendar quarter of 2004. On January 4, 2005, the Company received notification from the Internal Revenue Service that its plan to return to the taxpayer status consistent to the periods prior to the 2003 Change of Control had been approved.

NxGen Partnership

On September 1, 2005 the Company exercised an option to acquire 49% of the ownership interests of NxGen Technologies, LLC (“NxGen”), which is in the business of designing airbags, airbag systems and inflator units. The Company exercised this option in connection with NxGen’s entry into a License and Consulting Agreement with a major automotive supplier (“Supplier”) pursuant to which NxGen granted Supplier an exclusive, worldwide, royalty-bearing license to certain of NxGen’s patents and patent know-how. The Company waived a right-of-first-refusal with respect to the license. Supplier paid NxGen an initial license fee and will owe it two additional payments, which will be treated as prepaid royalties for subsequent sales, if and when validation and sales targets are met. If sales exceed the volume corresponding to the prepaid royalties, Supplier will pay NxGen an additional royalty for each airbag system sold using the licensed patents and know-how. The Company recognized approximately $754,000 (net of income taxes of $448,000) in equity in earnings of unconsolidated affiliate in connection with the exercise of the option and the allocation of the Company’s proportionate share of NxGen’s income from the receipt of the initial license fee from Supplier. As a result of the above and also the Company’s receipt of a distribution from NxGen, the Company recorded an asset of approximately $237,000 (which represents the Company’s ownership interest in this affiliate’s equity) in the Company’s balance sheet at December 31, 2005 in investment in unconsolidated affiliate. NxGen’s summarized financial information is derived from its unaudited financial statements. At December 31, 2005, NxGen had total assets consisting of cash and cash equivalents of approximately $429,000 and no significant liabilities. For the year ended December 31, 2005, NxGen recognized revenue from license fees of $3.0 million which resulted in gross margin of the same and recognized net income of approximately $3.0 million. Prior to 2005 there were no significant revenues, net income, assets or liabilities. The Company will participate in NxGen’s subsequent profits and losses pro rata in accordance with its equity ownership.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Note 2 Summary of Significant Accounting Policies

Principles of consolidation

The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries, including joint ventures controlled by the Company. The share of the unaffiliated minority interest investors’ investment in such joint ventures is presented in the Company’s Consolidated Balance Sheets and the share of the unaffiliated minority interest investors’ loss in consolidated subsidiaries is presented in the Company’s Consolidated Statements of Operations. Additionally, the Company owns a minority interest in NxGen and records its share of NxGen’s income or loss in its Consolidated Statements of Operations and records its investment in NxGen on the Company’s Consolidated Balance Sheets, adjusting this investment for the Company’s share of NxGen’s results of operations. All significant intercompany accounts and transactions have been eliminated.

Effective as of March 31, 2004, the Company adopted the revised interpretation of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that certain variable interest entities be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.

Financial Statement Preparation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the amounts and disclosures reported in the financial statements and accompanying notes. Significant estimates made by management include allowances for doubtful accounts receivable, reserves for inventories, contingencies and other reserves and allowances for deferred tax assets. Management believes that its estimates included in the financial statements, including for these matters, are reasonable. However, actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Fiscal year

Following the 2003 Change of Control, the Company changed its fiscal year to a calendar year end to coincide with Zapata’s fiscal year end. The Company’s operations were previously based on a fifty-two or fifty-three week fiscal year ending on the Saturday closest to March 31. As such, the period from March 30, 2003 to December 31, 2003 consists of nine months of operations. The fiscal years from January 1, 2005 to December 31, 2005 and January 1, 2004 to December 31, 2004 each consist of twelve months of operations.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Derivative financial instruments

Derivative financial instruments are utilized by the Company to reduce exposures to volatility of foreign currencies impacting the operations of its business. The Company does not enter into financial instruments for trading or speculative purposes.

The Company uses SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires the recognition of all derivative instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The accounting treatment of changes in fair value is dependent upon whether or not a derivative instrument is designated as a

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

hedge and, if so, the type of hedge. For derivatives designated as cash flow hedges, to the extent effective, changes in fair value are recognized in accumulated other comprehensive income until the hedged item is recognized in earnings. Ineffectiveness is recognized immediately in earnings. For derivatives designated as fair value hedges, changes in fair value are recognized in earnings.

On December 31, 2005 and 2004, the Company had no outstanding forward exchange contracts. On December 31, 2003 the Company had outstanding forward exchange contracts to purchase Mexican Pesos with U.S. Dollars and Czech Korunas with Euros that met the requirements of SFAS No. 133 and were accounted for as qualifying hedges. See Note 11 for further information regarding derivative instruments entered into and executed during the twelve months ended December 31, 2005 and 2004 and nine months ended December 31, 2003.

Concentration of credit risk

The Company is subject to a concentration of credit risk relating to its trade receivables. At December 31, 2005, three customers accounted for approximately 29%, 16% and 15% of its trade receivables. At December 31, 2004, these same three customers accounted for approximately 36%, 11% and 10% of its trade receivables. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company evaluates potential losses for uncollectible accounts and such losses have historically been immaterial and within management’s expectations.

Inventories

Inventories represent direct materials, labor and overhead costs incurred for products not yet delivered and are stated at the lower of cost (first-in, first-out) or market.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the underlying lease. Estimated useful lives by class of assets are as follows:

Machinery and equipment	4 – 11 years
Furniture and fixtures	3 – 5 years
Buildings	25 – 40 years
Leasehold improvements	Lesser of useful life or lease term

Expenditures for repairs and maintenance are charged to expense as incurred. Renewals or betterments of significant items are capitalized.

Tangible asset impairment

The Company continually monitors conditions that may affect the carrying value of its tangible assets. When conditions indicate potential impairment of such assets, the Company evaluates the fair value of the assets. When the estimated fair value of an asset is less than the carrying value of the asset, the impaired asset is written down to its estimated fair value, and is charged to operations in the period in which impairment is determined. Management is not aware of any events that would indicate potential impairment of its tangible assets.

Assets held for sale

At December 31, 2005, the Company had productive assets held for sale at a fair value, net of disposal costs, of approximately $560,000 which is included in other assets in the Company’s Consolidated Balance Sheets.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Intangible assets

At December 31, 2005, intangible assets consisted of certain Company patents which are amortized over estimated lives between 15 and 20 years. Accumulated amortization at December 31, 2005 and 2004 was approximately $698,000 and $544,000, respectively. Amortization of patents is expected to approximate $155,000 per year for each of the five succeeding years. The Company continually monitors conditions that may affect the carrying value of its intangible assets. When conditions indicate potential impairment of such assets, the Company evaluates the estimated fair value of the assets. When the estimated fair value of an asset is less than the carrying value of the asset, the impaired asset is written down to its estimated fair value, and is charged to operations in the period in which impairment is determined. Management is currently not aware of any events that would indicate potential impairment of its intangible assets.

Following	is a summary of intangible assets (in thousands):

	December 31, 2005	December 31, 2004
Identifiable intangible assets - patents:
Gross carrying amount	$1,515	$1,652
Accumulated amortization	(698)	(544)

Net carrying amount	$817	$1,108

Amortization expense for the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003 was $154,000, $153,000 and $106,000, respectively.

Deferred financing costs

Costs incurred in connection with financing activities are deferred and amortized over the lives of the respective debt instruments using the straight-line method (which approximates the effective interest method), and are charged to interest expense in the accompanying consolidated statements of operations. Total costs deferred and included in “other assets” in the accompanying Consolidated Balance Sheets at December 31, 2005 and 2004 were $133,000 and $349,000, respectively.

Income taxes

Income taxes are recognized for financial reporting purposes during the year in which transactions enter into the determination of income, with deferred taxes being provided for temporary differences between the basis for financial reporting purposes and the basis for income tax reporting purposes. A valuation allowance is provided for deferred tax assets when, in the opinion of management, it is more likely than not that the deferred tax assets will not be realized.

Revenue recognition

The Company recognizes revenue from product sales when it has shipped the goods and title and the risk of loss has passed. Additionally, the Company accrues for estimated sales returns and other allowances at the time of shipment based upon historical experience. Actual sales returns and other allowances have not differed materially from such estimates.

Annual revenues from major customers

The Company’s net sales to three customers in the year ended December 31, 2005 aggregated approximately 30%, 21% and 9% of net sales. The Company’s net sales to these same three customers in the year ended December 31, 2004 aggregated approximately 30%, 24% and 8% of net sales, respectively. The Company’s net sales to these same three customers in the nine months ended December 31, 2003 aggregated approximately 32%, 23% and 13% of net sales, respectively.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Environmental expenditures

Environmental expenditures that result from the remediation of an existing condition caused by past operations that will not contribute to current or future revenues are expensed. Expenditures that extend the life of the related property or prevent future environmental contamination are capitalized. The Company’s environmental expenditures for the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003 were insignificant. Undiscounted liabilities are recognized for remedial activities when the cleanup is probable and the cost can be reasonably estimated. See Note 6 for further information regarding environmental reserves.

Advertising costs

Advertising costs are charged to operations when incurred. Advertising costs were approximately $235,000, $195,000 and $81,000 during the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively, and were recorded as a component of selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

Shipping costs

The costs to ship products to customers of approximately $3.8 million, $3.7 million and $2.9 million during the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively, are included as a component of cost of sales, excluding depreciation in the accompanying consolidated statements of operations.

Research and development expenses

Research and development costs are charged to operations when incurred and are included in operating expenses. Costs associated with design and development for fabric and airbag cushions for the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, were $3.1 million, $1.5 million and $1.2 million, respectively.

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company currently has two items, unrealized gain or loss on foreign currency translation and gain or loss on derivatives, which are components of other comprehensive income. Unrealized gains or losses on foreign currency translation are not shown net of income taxes because the earnings of foreign subsidiaries are considered by Company management to be permanently reinvested.

Earnings per share

Earnings per share amounts have been computed using Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“SFAS No. 128”). SFAS No. 128 establishes standards for computing and presenting earnings per share (“EPS”). Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS includes unexercised stock options using the treasury stock method. (See Note 10).

Stock Based Compensation

On May 18, 2001, the Safety Components International, Inc. 2001 Stock Option Plan (“Stock Option Plan”) became effective pursuant to shareholder approval. The Stock Option Plan provides for the issuance of options to purchase up to an aggregate of 900,000 shares of SCI’s common stock to key officers, employees, directors and consultants of SCI or its affiliates. Unless designated otherwise by the Compensation Committee of the Board of Directors, options granted pursuant to the Stock Option Plan are intended to be non-statutory stock options. The Compensation Committee determines the exercise price and the term of options granted pursuant to the Stock Option Plan at the time of grant. Each award is determined by the Compensation Committee on an individual basis. Options to purchase a total of 510,100 shares of common stock at a fair market price of $8.75 per share (subject to adjustment in certain circumstances), to vest ratably

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

over a period of three years from the date of grant on May 18, 2001, were granted by the Compensation Committee to 22 employee participants and to the outside directors under the Stock Option Plan. Additional options to purchase 190,000 shares of common stock at a fair market price of $6.71 per share, to vest ratably over a period of three years from the date of grant on April 1, 2002, were granted by the Compensation Committee to employees and outside directors. All options expire on October 31, 2010.

At the time all outstanding options were granted, the Company applied the principles of Accounting Principles Board Opinion (“APB”) No. 25 in accounting for employee stock option plans (the intrinsic value method). All stock options granted had an exercise price equal to the fair market value of the underlying common stock at the date of grant. Accordingly, under APB No. 25, no compensation cost was recognized in the Company’s financial statements in prior periods. During the quarter ended September 27, 2003, the 2003 Change of Control occurred and as a result under the provisions of the Stock Option Plan all options vested immediately and the exercise prices of a certain subset of the options were automatically changed to $0.01 per share (the “modified options”). This change in exercise price constituted a modification of the Stock Option Plan and under APB No. 25 and Financial Interpretation Number (“FIN”) 44, “Accounting for Certain Transactions involving Stock Compensation,” the Company was required to recognize compensation cost of $1.4 million ($823,000 net of tax) for the modified options, representing 126,900 options, for the quarter ended September 27, 2003. No expense was recognized on the remaining 567,800 options that were not subject to the automatic change in exercise price. According to the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” the Company is required to disclose the compensation expense included in net income based on APB No. 25 and the related pro-forma cost measured by the fair value method under SFAS No. 123, net of tax effects. Additionally, the modification resulted in an increased value for the modified options (the “incremental fair value”) that is disclosed as part of the pro-forma expense measured by the fair value method.

The fair values of the original options are based upon the Black-Scholes option-pricing model, and are estimated on the date of grant with the following assumptions used for grants in fiscal years 2003 and 2002, respectively: risk free interest rate of 4.79 and 5.45 percent; zero percent dividends; expected lives of 6.0 years for each grant; and expected volatility of 80.9 and 188.0 percent. The fair values of the options granted at May 18, 2001 and April 1, 2002, were $4.26 and $6.44 per share, respectively. Prior to the modification described above, the Company’s SFAS No. 123 pro-forma compensation expense would have been $1.1 million for the nine months ended December 31, 2003.

As a result of the modification, the incremental fair value of the modified options is to be estimated immediately before their terms are modified and on the date of modification. The fair values for the modified options were also based on the Black-Scholes option-pricing model, with the following assumptions used: risk free interest rate of 0.99 percent; zero percent dividends; expected life of 0.5 years; expected volatility of 83.7 percent; and an exercise price of $0.01 and $8.75. The incremental fair value of the modified options was $7.38. As a result, the incremental pro-forma compensation expense was $534,000 for the nine months ended December 31, 2003.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Had compensation cost for the Company’s stock option plans been determined based on the estimated fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 (as amended), the Company’s compensation cost (net of tax), net income and net income per common share, basic and diluted, would have been affected as indicated in the pro-forma amounts below (in thousands, except per share data):

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period from March 30, 2003 to December 31, 2003 (Nine Months)
Net income, as reported:	$3,543	$10,248	$6,102
Add: Total stock-based employee compensation expense included in reported net income, net of tax	—	—	823

Deduct: Total stock-based employee compensation expense determined under fair value method, net of tax	—	—	1,650

Pro forma net income:	$3,543	$10,248	$5,275

Net income per share:
Basic – as reported:	$0.66	$1.97	$1.23

Basic – pro forma:	$0.66	$1.97	$1.06

Diluted – as reported:	$0.65	$1.94	$1.19

Diluted – pro forma:	$0.65	$1.94	$1.03

There were 264,900 options outstanding as of December 31, 2005. During the year ended December 31, 2005, there were 89,300 options exercised, no forfeitures and no options were granted or expired. Of the 264,900 options outstanding at December 31, 2005, 198,200 had an exercise price of $8.75 and 66,700 had an exercise price of $6.71, with all options having a weighted average remaining contractual life of 4.84 years. All options outstanding became fully vested upon the 2003 Change of Control and are currently exercisable.

There were 354,200 options outstanding as of December 31, 2004. During the year ended December 31, 2004, there were 258,300 exercised options, no forfeitures and no options were granted or expired. Of the 354,200 options outstanding at December 31, 2004, 272,500 had an exercise price of $8.75, 74,200 had an exercise price of $6.71 and 7,500 had an exercise price of $0.01, with all options having a weighted average remaining contractual life of 5.84 years. All options outstanding at December 31, 2004 became fully vested upon the 2003 Change of Control and were currently exercisable at December 31, 2004.

There were 612,500 options outstanding as of December 31, 2003. During the nine months ended December 31, 2003, there were 77,800 exercised options, forfeitures of 6,400 and 3,400 options with an exercise price of $8.75 and $6.71, respectively, and no options were granted or expired. Of the 612,500 options outstanding at December 31, 2003, 350,400 had an exercise price of $8.75, 100,300 had an exercise price of $0.01 and 161,800 had an exercise price of $6.71, with all options having a weighted average remaining contractual life of 7.10 years. All options outstanding at December 31, 2003 became fully vested upon the 2003 Change of Control and were currently exercisable at December 31, 2003.

See “New Accounting Pronouncements” below for further information on the potential impact of new accounting guidance on stock based compensation.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Foreign currency translation

Financial statements of substantially all of the Company’s foreign operations are prepared using the local currency as the functional currency. Translation of these foreign operations to United States dollars occurs using the current exchange rate on the date of the balance sheet for balance sheet accounts and a weighted average exchange rate over the applicable accounting period for results of foreign operations. Translation gains or losses are recognized in “accumulated other comprehensive income” as a component of stockholders’ equity in the accompanying Consolidated Balance Sheets.

The Company’s subsidiary in Mexico prepares its financial statements using the United States dollar as the functional currency. Since the Mexico subsidiary does not have external sales and does not own significant amounts of inventory or fixed assets, the Company has determined that the United States dollar is the appropriate functional currency. Accordingly, the translation effects of the financial statements are included in the results of operations. During the periods presented herein, such amounts were not significant.

Foreign currency transaction gains are reflected in operations in “other expense (income), net.” During the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, transaction (losses) gains included in operations amounted to ($917,000), $677,000 and $2.0 million, respectively.

Fair value of financial instruments

The consolidated financial statements include financial instruments, and the fair market value of such instruments may differ from amounts reflected on a historical basis. Financial instruments of the Company consist of cash deposits, accounts receivable, advances to affiliates, accounts payable, certain accrued liabilities and long-term debt. The carrying amount of the Company’s long-term debt at December 31, 2005 and December 31, 2004 approximated fair market value based on prevailing market rates. The Company’s other financial instruments generally approximate their fair values based on the short-term nature of these instruments.

Segment Information

Beginning in 2006, the Company reports in two reportable segments: fabric and cushion. The reporting of the Company’s operations in two segments is consistent with how the Company is managed and how resources are allocated by the chief operating decision maker (“CODM”). Prior to the Company’s first quarter of 2006, the Company determined that it operated in one reportable segment based on the prior practice of resource allocation by the CODM and criteria enumerated in SFAS 131. The Company has re-assessed its segment reporting as required by SFAS 131 and the Company determined that it operates in two reportable segments beginning in the first quarter of 2006. As a result of the change in ownership of the Company in December 2005, beginning in the Company’s first quarter of 2006 management began examining its results of operations for the fabric and cushion operations separately. In doing so, the Company’s CODM allocates resources accordingly. Certain amounts in prior periods have been restated to present this two-segment approach consistent with the guidance offered by SFAS 131. See Notes 7 and 13.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company currently expects that the adoption of SFAS No. 151 in 2006 will have no material affect on its financial position and results of operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company currently expects that the adoption of SFAS No. 153 in 2006 will have no material affect on its financial position and results of operations.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) is effective for annual reporting periods beginning on or after June 15, 2005. The Company currently has no partially vested options remaining in any of its stock option plans and few fully vested options remain in such plans. Therefore, the Company currently expects that the adoption of SFAS No. 123(R) in 2006 will have no material affect on its financial position and results of operations with regard to its existing stock option plans. Other than the 2001 Stock Option Plan, the Company’s board of directors has not developed a new, alternative or supplemental stock option plan at this time. Should future stock option plans be created, the award of options from such future stock option plans may have a material affect on the Company’s financial position and results of operations.

Note 3 Composition of Certain Consolidated Balance Sheet Accounts (in thousands)

	December 31, 2005	December 31, 2004
Accounts receivable:
Trade receivables, net of allowances of $688 and $892 at December 31, 2005 and December 31, 2004, respectively	$34,266	$37,547
Other	1,621	1,725

Total	$35,887	$39,272

Inventories:
Raw materials	$8,357	$7,703
Work-in-process	6,523	7,523
Finished goods	10,677	11,656

Total	$25,557	$26,882

Property, plant and equipment:
Land and buildings	$19,704	$20,479
Machinery and equipment	65,786	67,238
Furniture and fixtures	974	1,167
Construction in process	2,222	2,277

	88,686	91,161
Less - accumulated depreciation	(44,858)	(42,712)

Total	$43,828	$48,449

Note 4 Long-Term Debt (in thousands)

	December 31, 2005	December 31, 2004
Wachovia revolving credit facility due on October 8, 2006, bearing a variable interest rate (7.25% at December 31, 2005)	$2,251	$105

Wachovia Term A loan due on October 8, 2006, bearing a variable interest rate (7.25% at December 31, 2005)	1,514	2,048

KeyCorp equipment note, paid August 2005	—	1,028
HVB Bank Czech Republic mortgage note bearing a variable interest rate (4.03% at December 31, 2005) due March, 2007	1,296	2,640
GE Capital equipment note payable due December 2006	193	—

Capital equipment notes payable, with various interest rates ranging from 4.80% to 6.94%, maturing at various dates through March 2007	1,231	1,171

Total debt	6,485	6,992
Less – current portion of long-term debt	(5,675)	(3,263)

Total long-term portion of debt	$810	$3,729

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Credit Facilities

The Company has a credit facility with Wachovia Bank, National Association (“Wachovia”), successor by merger to Congress Financial Corporation (Southern), that is composed of an aggregate $35.0 million revolving credit facility (the “Wachovia Revolver”) expiring October 8, 2006, and two term loans. Accordingly, the Company has classified the amount outstanding under the Wachovia Facilities in current portion of long-term debt on the Company’s Consolidated Balance Sheets at December 31, 2005. Under the Wachovia Revolver, the Company may borrow up to the lesser of (a) $35.0 million or (b) 85% of eligible accounts receivable, plus 60% of eligible finished goods, plus 50% of eligible raw materials. The amount outstanding under the Wachovia Revolver at December 31, 2005 was $2.3 million. The Wachovia Revolver also includes a $5.0 million letter of credit sub-facility, of which $521,000 was utilized at December 31, 2005.

In addition, the Company has a term facility with Wachovia (the “Wachovia Term A loan”) under which $1.5 million was outstanding as of December 31, 2005 and was included in current portion of long-term debt on the Company’s consolidated balance sheets. The Wachovia Term A loan is payable in equal monthly installments of approximately $45,000, with the unpaid principal amount due on October 8, 2006. Accordingly, the Company has classified the entire amount outstanding under the Wachovia Facilities in current portion of long-term debt on the Company’s Consolidated Balance Sheets at December 31, 2005. Additional amounts are not available for borrowing under the Wachovia Term A loan. The Company also has a second term loan (the “Wachovia Term B loan” and, collectively with the Wachovia Revolver and the Wachovia Term A loan, the “Wachovia Facilities”) which is undrawn and under which $4.5 million was available as of December 31, 2005. At December 31, 2005, the Company’s availability for additional borrowings (based on the maximum allowable limit) under the Wachovia Revolver and the Wachovia Term B loan was approximately $35.2 million.

The interest rate on the Wachovia Revolver and Wachovia Term A loan (the “Prime Rate loans”) is variable, depending on the amount of the Company’s Excess Availability (as defined in the Wachovia Facilities) at any particular time and the ratio of the Company’s EBITDA, less certain capital expenditures made by the Company, to certain fixed charges of the Company (the “Fixed Charge Coverage Ratio”). The Company may make borrowings based on the prime rate as described in the Wachovia Facilities (the “Prime Rate”) or the LIBOR rate as described in the Wachovia Facilities, in each case with an applicable margin applied to the rate. At December 31, 2005, the margin on Prime Rate loans was 0.0% and the margin on LIBOR rate loans was 1.75%. The Wachovia Term B loan bears interest at the Prime Rate plus 3%. The Company is required to pay a monthly unused line fee of 0.25% per annum on the unutilized portion of the Wachovia Revolver and a monthly fee equal to 1.75% per annum of the amount of any outstanding letters of credit. At December 31, 2005, the interest rate on the Wachovia Revolver and Term A loan was 7.25% per annum.

Under the Wachovia Revolver and Wachovia Term A loan, the Company is subject to a covenant that requires it to maintain a certain tangible net worth. If the Company has borrowings outstanding under the Wachovia Term B loan, it is subject to additional financial covenants that require the Company: (i) to maintain EBITDA of no less than certain specified amounts, (ii) to maintain a Fixed Charge Coverage Ratio of no less than a specified amount, (iii) to maintain a ratio of certain indebtedness to EBITDA not in excess of a specified amount, and (iv) not to make capital expenditures in excess of specified amounts. In addition, the Company would be required to repay the Wachovia Term B loan to the extent of certain excess cash flow.

The Wachovia Facilities also impose limitations upon the Company’s ability to, among other things, incur indebtedness (including capitalized lease arrangements); become or remain liable with respect to any guaranty; make loans; acquire investments; declare or make dividends or other distributions; merge, consolidate, liquidate or dispose of assets or indebtedness; incur liens; issue capital stock; or change its business. At December 31, 2005, the Company was in compliance with all financial covenants. At December 31, 2005, the Company was also in compliance with all non-financial covenants. (The Company obtained a waiver of non-compliance from Wachovia in 2003 for not dissolving an inactive subsidiary, which waiver remains in effect.) Substantially all assets of the Company are pledged as collateral for the borrowings under the Wachovia Facilities.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

The Company intends to renegotiate or replace the Wachovia Facilities prior to their expiration and maturation in October 2006. Although no assurances can be provided in this regard, the Company’s management currently believes that it will be able to renegotiate or replace these facilities prior to their expiration and maturity with amended or new facilities on comparable terms. The inability to secure such financing could adversely affect the Company’s ability to procure inventory and fund other working capital needs and could have a material adverse effect on the Company’s financial position and results of operations.

Other Long-term Obligations

On March 28, 2002, the Company’s Czech Republic subsidiary and HVB Bank Czech Republic, successor to Bank Austria, entered into an amendment to its $7.5 million mortgage loan dated June 4, 1997. This amendment extended the due date of the mortgage loan for five years to expire on March 30, 2007, established an interest rate of 1.7% over EURIBOR (EURIBOR was 2.3% at December 31, 2005), requires monthly payments of interest and principal of approximately $89,000 and is secured by the real estate assets of the Company’s subsidiary in the Czech Republic. The Company has guaranteed the repayment of up to $500,000 of the obligations of this subsidiary with respect to this loan. At December 31, 2005, approximately $1.3 million was outstanding under the HVB loan.

On July 10, 1998, the Company entered into a $10.0 million financing agreement with KeyCorp Leasing, a division of Key Corporate Capital, Inc. (“KeyCorp”). The KeyCorp financing agreement had a seven-year term, bore interest at a rate of 1.25% over LIBOR, required monthly payments of approximately $150,000 and was secured by certain equipment located at the Company’s Greenville, South Carolina facility. The Company paid the KeyCorp financing agreement in full in August 2005.

In December 2005, the Company entered into a $193,000 note with GE Capital. At December 31, 2005, the outstanding balance of $193,000 was included in current portion of long-term debt on the Company’s Consolidated Balance Sheets. The GE Capital financing agreement is due in December 2006, bears an interest rate of 8.0% and is secured by production equipment.

Future annual minimum principal payments of long-term debt and capital lease obligations at December 31, 2005 are due in the following fiscal years (in thousands):

2006	$5,675
2007	669
2008	141
2009	—
2010	—
Thereafter	—

$6,485

Guarantees

FASB Interpretation No. 45 provides guidance on the disclosures to be made by a guarantor about its obligations under certain guarantees that it has issued and specific disclosures related to product warranties. As of December 31, 2005 and 2004, the Company and various consolidated subsidiaries of the Company are borrowers under the Wachovia Facilities (as defined above) and a note payable to a bank in the Czech Republic (together, the “Facilities”). The Facilities are guaranteed by either the Company and/or various consolidated subsidiaries of the Company in the event that the borrower(s) default under the provisions of the Facilities. The guarantees are in effect for the duration of the related Facilities. The Company does not provide product warranties within the disclosure provisions of Interpretation No. 45.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Note 5 Income Taxes

The provision for income taxes from continuing operations is comprised of the following (in thousands):

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period From March 30, 2003 to December 31, 2003 (Nine Months)
Current taxes:
Federal	$(504)	$1,425	$2,392
State	84	223	360
Foreign	1,468	3,798	1,987

Deferred taxes:
Federal	(198)	70	(885)
State	(31)	11	(135)
Foreign	88	244	89

	$907	$5,771	$3,808

Income before income tax expense attributable to domestic operations is approximately $1.3 million, $6.8 million and $4.6 million during the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively. Income before income tax expense attributable to foreign operations is approximately $1.8 million, $9.3 million and $5.3 million during the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively.

The provision for income taxes differs from the amount computed by applying the federal income tax rate to income from continuing operations before income taxes as follows:

	Year Ended December 31, 2005 (Twelve Months)	Year Ended December 31, 2004 (Twelve Months)	Period From March 30, 2003 to December 31, 2003 (Nine Months)
Expected taxes at federal statutory rate	34%	34%	34%
State income taxes, net of federal benefits	1	1	2
Foreign earnings taxed at different rates	31	4	3
Deductible foreign taxes	(5)	(3)	—
Change in valuation allowance on deferred tax assets	(26)	1	1
Recovery of non-taxable bankruptcy expense	—	—	1
Other, net	(6)	(1)	(2)

	29%	36%	39%

For the year ended December 31, 2005, the income tax rate reconciliation shows foreign earnings taxed at a rate differential of 31% due primarily to the Company not recognizing any benefit for the losses incurred at its joint ventures in China and South Africa during its pre-production activities, as well as the recognition of income tax for statutory issues related to prior years in the United Kingdom and the Czech Republic subsidiaries. Also, the change in valuation allowance on deferred tax assets is attributable to the release of a valuation allowance in connection with the utilization of a capital loss carried back against an identified capital gain resulting from the sale of intangible assets associated with the sale of a former subsidiary in 2001.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

The following summarizes the deferred tax assets (liabilities) recognized in the accompanying Consolidated Balance Sheets (in thousands):

	December 31, 2005	December 31, 2004
Deferred tax assets (liabilities):
Accrued insurance	$244	$204
Other accrued liabilities	551	556
Inventory	865	523
Receivables	219	327
Property, plant and equipment	(5,100)	(4,703)
Deferred compensation	943	1,371
Environmental reserves	103	103
Stock options	31	31
Capital loss carryforward	96	795
Foreign deferred tax assets – other	1,096	451

Net deferred tax liabilities before valuation allowances	(952)	(342)
Valuation allowance on capital loss and deferred tax assets	(689)	(1,440)

Net deferred tax liabilities	$(1,641)	$(1,782)

Recognized as follows in the accompanying consolidated balance sheets:
Current deferred tax assets	$1,879	$1,609
Long-term deferred tax assets	176	244
Long-term deferred tax liabilities	(3,696)	(3,635)

Net deferred tax liabilities	$(1,641)	$(1,782)

Long-term deferred tax assets are included in “other assets” in the accompanying consolidated balance sheets.

The net valuation allowance on capital loss and deferred tax assets decreased by approximately $751,000 due primarily to the utilization of a capital loss carried back against a capital gain resulting from the sale of intangible assets associated with the sale of a former subsidiary in 2001.

No taxes have been provided relating to the possible distribution of approximately $28.1 million of undistributed earnings considered to be permanently reinvested in foreign operations.

Significant judgment is required in evaluating the Company’s federal, state and foreign tax positions and in the determination of its tax provision. Despite management’s belief that the Company’s tax return positions are fully supportable, the Company may establish, and has established, reserves when it believes that certain tax positions are likely to be challenged and it may not fully prevail in overcoming these challenges. The Company may adjust these reserves as relevant circumstances evolve, such as guidance from the relevant tax authority, its tax advisors or resolution of issues. The Company’s tax expense includes the impact of reserve provisions and changes to reserves that it considers appropriate. The Company expects to undergo examination by tax authorities of certain of its foreign income tax returns in mid-2006 and it is possible that the examination could result in assessment and payment of taxes related to these positions during 2006 or later. Therefore, the reserves for these positions are classified as current in the accompanying Consolidated Balance Sheet at December 31, 2005.

Note 6 Commitments and Contingencies

Legal proceedings

The Company emerged from bankruptcy proceedings on October 11, 2000, and an order entering the final decree and closing the Chapter 11 cases was signed on November 21, 2003. The final decree was subject to a “Limited Reservation of Jurisdiction” for a “Reporting/Fee Dispute” with the U.S. Trustee Office over administrative matters associated with the cases. During the fourth quarter of 2005, the Company resolved this matter with the U.S. Trustee Office for $158,000, an amount less than previously reserved by the Company.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

By letter dated November 2, 2004, a division employee, at the time a controller for the Company’s North American Automotive Group, filed a complaint with the U.S. Department of Labor, Occupational Safety & Health Administration (“OSHA”), pursuant to Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, Title VIII of the Sarbanes-Oxley Act of 2002 (the “Act”), alleging that a change in his duties in September 2004 resulted from his allegations of improprieties in the Company’s operations in Mexico and California. Neither numerous internal investigations conducted by various levels of the Company’s management nor the ensuing external investigation conducted by a forensic accounting firm engaged by the Company’s Audit Committee following notification by management of the issues raised substantiated any of the allegations. Due to circumstances unrelated to the investigation or the complaint, the Company terminated the employee on December 15, 2004. By letter dated December 15, 2004, the former employee amended his complaint to allege that his termination was also in retaliation for his allegations. By letter dated February 14, 2005, the Company was notified by OSHA that it had completed its investigation and found that there is no reasonable cause to believe that the Company violated the Act. On November 3, 2005, the former employee filed a complaint against the Company and its subsidiaries Safety Components Fabric Technologies, Inc., and Automotive Safety Components International, Inc., (“ASCI”) in U.S. District Court, District of South Carolina (the “Complaint”) alleging five causes of action: violation of the Act, wrongful discharge in violation of public policy, breach of contract, breach of contract accompanied by a fraudulent act and promissory estoppel. In the Complaint, the former employee seeks compensatory and punitive damages as well as costs and attorney’s fees. The Company believes the former employee’s claims are without merit and is vigorously defending the case. ASCI has asserted a counterclaim for damages related to expenses incurred in investigating unreasonable allegations of financial irregularities made by the plaintiff.

The Company, from time to time, becomes party to legal proceedings and administrative actions, which are of an ordinary or routine nature, incidental to the operations of the Company. Although it is difficult to predict the outcome of any legal proceeding, in the opinion of the Company’s management, such proceedings and actions should not, individually or in the aggregate, have a material adverse effect on the Company’s financial condition, operations or cash flow.

Fee Dispute

Wachovia Capital Markets, LLC has claimed the Company owes it an investment banking fee of approximately $565,000 in connection with the stock purchase transaction described in “2005 Change of Control” in Note 1. The Company is vigorously disputing the claim; nevertheless, in accordance with SFAS 5, “Accounting for Contingencies”, the Company has elected to record a reserve of $565,000 in current liabilities on its Consolidated Balance Sheets at December 31, 2005, and to recognize an expense of equal amount in its Consolidated Statements of Income for the year ended December 31, 2005.

Leases

The Company has non-cancelable leases for equipment and office space that expire at various dates through 2010. The net present value of the capital lease obligations is included as part of the Company’s total long-term debt described above in Note 4. Certain of the lease payments are subject to adjustment for inflation. The Company incurred rent expense of $1.4 million, $1.7 million and $1.3 million for the years ended December 31, 2005 and 2004 and the nine months ended December 31, 2003, respectively.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Future annual minimum lease payments for all non-cancelable leases as of December 31, 2005 are as follows (in thousands):

	Capital	Operating
2006	$767	$990
2007	420	889
2008	145	166
2009	—	14
2010	—	7
Thereafter	—	—

Total minimum lease payments	1,332	$2,066

Less: amount representing interest	(101)

Net present value of minimum lease payments	$1,231

Joint ventures

As of December 31, 2005, the Company has commitments for funding of the South Africa Joint Venture through the combination of machinery and equipment contributions and related in-kind services of approximately $940,000 and, with respect to the China joint venture agreement, the intention, but not an obligation, for funding its share of this China joint venture through possible loans or capital contributions of up to $5.1 million.

Environmental issues

An undiscounted reserve of $277,000 has been included in “other long-term liabilities” on the accompanying Consolidated Balance Sheets for estimated future environmental expenditures related to the Company’s facility in Greenville, South Carolina (the “Greenville facility”) for conditions existing prior to the Company’s ownership of the facility. Such reserve was established at the time the Company acquired the facility, and the amount was determined by reference to the results of a Phase II study performed at the Greenville facility. In addition, the Greenville facility has been identified along with numerous other parties as a Potentially Responsible Party (“PRP”) at the Aquatech Environmental, Inc. Superfund Site. The Company believes that it is a de minimis party with respect to the site and that future clean-up costs incurred by the Company will not be material.

The U.S. Environmental Protection Agency (the “EPA”) has notified the Company that it believes Valentec Wells, LLC (“Valentec”), as a successor to one or more other companies, is one of the 73 largest Potentially Responsible Parties (“PRPs”) with responsibility for the RRG Clayton Chemical Site (the “Site”) in Sauget, Illinois under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”). Valentec is an inactive subsidiary of the Company. Valentec has entered into a Participation Agreement with a number of other companies that also have been named PRPs concerning the performance of limited response activities at the Site under an EPA Administrative Settlement Agreement and Order on Consent for Removal Action (the “Administrative Settlement”). Along with these other companies, the Company has become a party to the Administrative Settlement and estimated costs of this matter are currently considered de minimis. There can be no assurance, however, that the Company’s entry into the Administrative Settlement will limit any costs imposed on the Company as proposed in the Administrative Settlement because compliance with the Administrative Settlement does not release the Company from all further liability, and if costs were greater than the Company’s estimates, they could be material to the Company; however the Company does not believe that under current circumstances, such costs could be material to the Company.

Although no assurances can be given in this regard, in the opinion of management, no material expenditures beyond those accrued are expected to be required for the Company’s environmental control efforts and the final outcomes of these matters are not expected to have a material adverse effect on the Company’s financial position or results of future operations. The Company believes that it currently is in compliance with applicable environmental regulations in all material respects. Management’s opinion is based on the advice of independent consultants on environmental matters.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Note 7 Product and Geographic Information

The Company operates as a manufacturer of automotive airbag fabric and cushions and technical fabrics with operations principally in North America, Europe and China. The Company attributes its revenues from external customers based on the location of its sale contracts and long-lived assets to a particular country based on the location of each of the Company’s production facilities. Summarized financial information by product type and geographic area is as follows:

Revenues from External Customers:

	Year ended December 31, 2005 (Twelve Months)	Year ended December 31, 2004 (Twelve Months)	Period From March 30, 2003 to December 31, 2003 (Nine Months)
United States
Airbag Cushions	$56,798	$59,442	$47,899
Airbag Fabric	23,138	26,221	25,321
Technical Fabric	25,764	28,552	18,669

Germany
Airbag Cushions	84,539	96,544	64,994

United Kingdom	27,781	35,415	25,910
Airbag Cushions

Czech Republic	1,653	1,709	873
Airbag Cushions

China
Airbag Cushions	441	—	—

All Foreign Countries
Airbag Cushions	114,414	133,668	91,777

Total Net Sales	$220,114	$247,883	$183,666

Long Lived Assets:

	December 31, 2005	December 31, 2004	December 31, 2003
United States	$16,803	$17,069	$16,141

Mexico	5,217	4,961	4,943

Germany	9,776	12,668	13,621

Czech Republic	11,004	14,357	15,654

United Kingdom	—	—	1,435

South Africa	531	525	—

China	1,786	—	—

All Foreign Countries	28,314	32,511	35,653

Total Long-lived Assets	$45,117	$49,580	$51,794

Long-lived assets include property, plant and equipment, intangible assets and certain other specified assets.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Note 8 Employee Benefit Plans

The Company has a defined contribution plan (the “401(k) Plan”) for eligible employees which provides for discretionary employer contributions. The Company contributed and expensed approximately $231,000, $224,000 and $171,000 during the years ended December 31, 2005, December 31, 2004 and the nine months ended December 31, 2003, respectively, to the 401(k) Plan.

The Company established the Safety Components International, Inc. Executive Deferral Program (the “Deferral Program”) for the benefit of certain key executive employees. The Deferral Program provides for participants to defer any portion of their cash compensation until some future point in time. The participants’ contributions to the Deferral Program are immediately 100% vested. Under the provisions of the Deferral Program, a trust was established to maintain the amounts deferred by the participants. The trust invests participants’ contributions in securities selected by the participants from a list of approved types of securities. Seventy-five percent of the purchase price of the securities was paid with amounts equal to participant deferrals and twenty-five percent was paid with additional Company funds; however, if the participant elects to receive a distribution from his or her plan account, the Company’s contribution to the purchase price must first be repaid. The Company does not pay interest on participants’ accounts, so participants do not receive additional compensation from the Company in the form of interest paid at above market rates. The Company amended the Deferral Program in 2005 to comply with new regulations promulgated in connection with the American Jobs Creation Act of 2004. This amendment had no impact on the Deferral Program’s assets or the participants’ contributions. The assets of the trust are included in “assets held in deferred compensation plan” and the related amounts due to the participants are included in “deferred compensation” in the accompanying Consolidated Balance Sheets. The amounts included in “assets held in deferred compensation plan” are $2.9 million and $4.4 million, and the amounts included in “deferred compensation” were $2.5 million and $3.7 million at December 31, 2005 and 2004, respectively.

Note 9 Equity Securities

Preferred Stock

The Company has 5,000,000 shares of preferred stock authorized and no shares issued at December 31, 2005 and 2004. The Company’s board of directors is authorized to provide for the issuance of the preferred stock in the future, with voting powers, dividend rate, redemption terms, repayment, conversion terms, restrictions, rights and such other preferences and qualifications as shall be stated in the resolutions adopted by the board of directors at time of issuance.

Common Stock

The Company has 5,425,469 and 5,336,100 shares of common stock issued, 5,385,147 and 5,295,778 shares of common stock outstanding, and 40,322 shares of treasury stock at December 31, 2005 and 2004, respectively.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Note 10 Reconciliation to Diluted Earnings per Share (in thousands)

The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

	Year ended December 31, 2005 (Twelve Months)	Year ended December 31, 2004 (Twelve Months)	Period From March 30, 2003 to December 31, 2003 (Nine Months)
Net income	$3,543	$10,248	$6,102

Weighted average number of common shares used in basic earnings per share	5,370	5,206	4,973
Effect of dilutive securities:
Stock options	77	88	146

Weighted average number of common shares and dilutive potential common stock used in diluted earnings per share	5,447	5,294	5,119

At December 31, 2005 options on 264,900 shares of common were considered dilutive and therefore were included in computing diluted earnings per share. These constituted all common stock equivalents at year-end.

Note 11 Derivatives and Hedging

The Company monitors its risk associated with the volatility of certain foreign currencies against its functional currency, the U.S. dollar. The Company uses certain derivative financial instruments to reduce exposure to volatility of foreign currencies. The Company has formally documented all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various hedge transactions. Derivative financial instruments are not entered into for speculative purposes.

Certain operating expenses at the Company’s Mexican facilities are paid in Mexican pesos. To reduce exposure to fluctuations in the U.S. dollar and Mexican peso exchange rates, the Company periodically enters into forward contracts to buy Mexican pesos with U.S. Dollars for periods and amounts consistent with the related, underlying forecasted cash outflows. These contracts are designated as hedges at inception and are monitored for effectiveness on a routine basis. The Company recorded credits to net earnings of approximately $343,000, $80,000 and $47,000 for the twelve months, twelve months and nine months ended December 31, 2005, 2004 and 2003, respectively on these forward contracts. At December 31, 2005 and 2004, the Company had no such outstanding forward exchange contracts.

Certain intercompany sales at the Company’s Czech facility are denominated and settled in Euros. To reduce exposure to fluctuation in the Euro and Czech Koruna exchange rates, the Company periodically enters into forward contracts to buy Czech Korunas with Euros for periods and amounts consistent with the related, underlying forecasted cash inflows associated with the intercompany sales. These contracts are designated as hedges at inception and are monitored for effectiveness on a routine basis. The Company recorded a credit to net earnings of approximately $85,000 and a charge to net earnings of approximately $141,000 for the twelve months ended December 31, 2005 and 2004, respectively on these forward contracts. For the nine months ended December 31, 2003, the Company recorded a charge to earnings of approximately $47,000 on such forward contracts. At December 31, 2005 and 2004, the Company had no such outstanding forward exchange contracts.

Note 12 Related Party Transactions

On March 19, 2004, Zapata and the Company entered into a Tax Sharing and Indemnity Agreement to define their respective rights and obligations relating to federal, state and other taxes for taxable periods attributable to the filing of consolidated or combined income tax returns as part of the Zapata consolidated federal income tax group. Pursuant to the Tax Sharing and Indemnity Agreement, the Company was required to pay Zapata its share of federal income taxes, if any, during the periods of consolidation. In addition, each party is required to reimburse the other party for its use of

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

either party’s tax attributes. Similar provisions apply under the Tax Sharing and Indemnity Agreement to other taxes, such as state and local income taxes. Accordingly, the Company paid approximately $137,000 and $675,000 to Zapata in 2005 and 2004 for taxes related to 2004 and 2003, respectively. Due to exercises of options to purchase common stock of the Company, on or about March 31, 2004, the number of shares of common stock outstanding increased and, as a result, Zapata’s ownership was reduced to less than 80%. As a result of Zapata’s ownership of the company’s outstanding common stock falling below 80%, Zapata could not consolidate the Company into Zapata’s consolidated income tax returns for periods subsequent to the first quarter of 2004. Under the Tax Sharing and Indemnity Agreement, the Company was consolidated into Zapata’s tax filing group for the fourth calendar quarter of 2003 and the first calendar quarter of 2004.

On December 2, 2005, under the provisions of the 2005 Change of Control as described in Note 1, Zapata made a capital contribution to the Company in the aggregate amount of $1.0 million for the purpose of the Company paying bonuses to the Company’s executive officers and other key employees for their efforts in connection with the attempts to sell the Company and to provide management with an appropriate incentive to remain with the Company during the pendency of the stock purchase transaction.

Note 13 Operating Segments

The Company operates as a U.S.-based global manufacturer of automotive airbag and technical fabrics and automotive airbag cushions with operations principally in North America, Europe and China. Beginning in 2006, the Company reports in two reportable segments: fabric and cushion. The reporting of the Company’s operations in two segments is consistent with how the Company is managed and how resources are allocated by the chief operating decision maker. Prior to the Company’s first quarter of 2006, the Company determined that it operated in one reportable segment based on the aggregation criteria enumerated in SFAS 131. The Company has re-assessed its segment reporting as required by SFAS 131 and the Company determined that it operates in two reportable segments beginning in the first quarter of 2006. As a result of the change in ownership of the Company in December 2005, beginning in the Company’s first quarter of 2006 management began examining its results of operations for the fabric and cushion operations separately. In doing so, the Company’s chief operating decision maker allocates resources accordingly. Certain amounts in prior periods have been restated to present this two-segment approach consistent with the guidance offered by SFAS 131. A description of the products and services provided by each of the reportable segments follows.

Fabric – Automotive airbag and industrial fabrics produced in Greenville, South Carolina. A portion of automotive airbag fabric is sold to the Company’s airbag cushion facilities in North America and Europe.

Cushion – Automotive airbag cushions produced in North America, Europe, South Africa and China by cutting and assembling airbag fabric and components. Automotive airbag cushions are sold to major airbag module integrators (Tier I suppliers) who incorporate these cushions into the final airbag assembly used in motor vehicles for the global automotive markets.

The following income and expense items are not included in segment profit before taxes:

•	Corporate expense and other, which primarily represents costs associated with corporate staff and related expenses, including certain compliance and litigation costs and expenses associated with change of control.

•	Financing cost, which represents debt-related interest and certain other costs.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

	Year ended December 31, 2005	Year ended December 31, 2004	Period from March 30, 2003 to December 31, 2003 (Nine Months)
	(As restated)	(As restated)	(As restated)
Sales to external customers:
Fabric	$48,902	$54,773	$43,990
Cushion	171,212	193,110	139,676

Total sales	$220,114	$247,883	$183,666

Earnings before taxes:
Fabric	$669	$5,851	$7,353
Cushion	10,582	18,450	12,000

Segment earnings before taxes	11,251	24,301	19,353
Corporate expense and other	(8,160)	(8,321)	(9,443)

Earnings before income taxes	$3,091	$15,980	$9,910

Capital expenditures:
Fabric	$813	$1,690	$287
Cushion	4,985	4,241	2,300
Corporate	1,351	616	7

	$7,149	$6,547	$2,594

Depreciation and amortization:
Fabric	$1,792	$1,808	$1,424
Cushion	7,152	9,489	6,696
Corporate	313	152	75

	$9,257	$11,449	$8,195

Inter-segment sales:
Fabric	$14,675	$20,334	$19,007

While sales and transfers between segments are recorded at cost plus a reasonable profit, the effects of intersegment sales are eliminated in consolidation at the corporate level. Intercompany profit in inventory is excluded from segment assets.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

The following table presents certain balance sheet information by reportable segment:

	December 31, 2005	December 31, 2004
	(As restated)	(As restated)
Segment assets:
Fabric	$32,742	$35,354
Cushion	76,226	83,295

Segment assets	$108,968	$118,649
Corporate	7,331	7,024

Identifiable assets	$116,299	$125,673
Deferred tax assets	2,055	1,853

Total assets	$118,354	$127,526

Segment assets primarily consist of accounts receivable, inventories, property, plant and equipment and intangible assets. Corporate assets principally consist of cash and cash equivalents, assets held in deferred compensation plan and certain fixed assets.

Note 14 Transitional Period Operating Results

The following table compares the statement of operations data for the twelve months ended December 31, 2005 and 2004 with the twelve months ended December 31, 2003 (unaudited) for information purposes only (in thousands):

	Twelve Months Ended December 31, 2005	Twelve Months Ended December 31, 2004	Twelve Months Ended December 31, 2003
			(Unaudited)
Net sales	$220,114	$247,883	$247,142
Gross profit	23,421	35,716	34,750
Income from operations	4,311	15,459	13,825
Provision for income taxes	907	5,771	5,472
Minority interest in loss of consolidated subsidiaries	(605)	(39)	—
Equity in earnings from unconsolidated affiliate	(754)	—	—
Income from continuing operations	3,534	10,248	8,862
Loss on disposition of discontinued operations	—	—	(660)

Net income	$3,534	$10,248	$8,202

Net income per common share, basic:
Income from continuing operations	$0.66	$1.97	$1.78
Loss on disposition of discontinued operations	—	—	(0.13)

Net income per common share, basic	$0.66	$1.97	$1.65

Net income per common share, diluted:
Income from continuing operations	$0.65	$1.94	$1.78
Loss on disposition of discontinued operations	—	—	(0.13)

Net income per common share, diluted	$0.65	$1.94	$1.65

Weighted average number of shares outstanding, basic	5,370	5,206	4,960

Weighted average number of shares outstanding, diluted	5,447	5,294	4,960

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Note 15 Unaudited Quarterly Results

Unaudited quarterly financial information for the years ended December 31, 2005 and 2004 are set forth below (in thousands, except per share data).

	Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005*
Year Ended December 31, 2005
Net sales	$58,612	$59,008	$50,562	$51,932
Gross profit	8,138	7,473	3,940	3,870
Income (loss) from operations	3,767	2,950	298	(2,704)
Net income (loss)	2,190	1,894	1,546	(2,087)
Net income (loss) per share, basic	0.41	0.35	0.29	(0.39)
Net income (loss) per share, diluted	0.40	0.35	0.28	(0.39)

	Quarter Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Year Ended December 31, 2004
Net sales	$69,231	$65,858	$56,172	$56,622
Gross profit	10,839	10,088	8,061	6,728
Income from operations	5,932	5,605	2,460	1,462
Net income	3,123	3,843	1,922	1,360
Net income per share, basic	0.62	0.73	0.37	0.26
Net income per share, diluted	0.60	0.72	0.36	0.26

*	- See Note 1 – “2005 Change of Control” for impact of the Zapata sale and WL Ross Recovery Funds purchase for quarter ended December 31, 2005.

SAFETY COMPONENTS INTERNATIONAL, INC. AND SUBSIDIARIES

Schedule II - Valuation and Qualifying Accounts (in thousands)

	Beginning Balance	Additions Charged to Costs and Expenses		Deductions/ Write-Offs	Ending Balance
For the period from March 30, 2003 to December 31, 2003:
Allowance for doubtful accounts	$416	$622		$(593)	$445
Valuation reserves on inventory	1,076	600	(a)	—	1,676
Valuation allowance for deferred tax assets	2,315	92		(1,062)	1,345

	$3,807	$1,314		$(1,655)	$3,466

For the year ended December 31, 2004:
Allowance for doubtful accounts	$445	$469		$(22)	$892
Valuation reserves on inventory	1,676	(175	)(a)	—	1,501
Valuation allowance for deferred tax assets	1,345	645		(550)	1,440

	$3,466	$939		$(572)	$3,833

For the year ended December 31, 2005:
Allowance for doubtful accounts	$892	$526		$(730)	$688
Valuation reserves on inventory	1,501	881	(a)	—	2,382
Valuation allowance for deferred tax assets	1,440	262		(1,013)	689

	$3,833	$1,573		$(1,647)	$3,759

(a)	- Represents net change of inventory allowances